                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF


                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 23, 2000


                         Commission file number 0-17822

                           MEDICAL MANAGER CORPORATION
                        (formerly known as Synetic, Inc.)
             (Exact name of registrant as specified in its charter)

          Delaware                                         22-2975182
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

         669 River Drive
     Elmwood Park, New Jersey                              07407-1361
(Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (201) 703-3400

Item 5. Other Events

     During the three months ended December 31, 1999, Medical Manager Corporation (the "Company") executed and closed agreements to acquire the following companies: Clinical Management Solutions, Inc., MicroSense, Inc., Resource America, Inc., Service Dimensions, Inc., Terry Kidd, Inc., d/b/a TKI Computer Services and PSI Computer Systems (the "Second Quarter Acquired Companies"). In connection with the acquisitions of the Second Quarter Acquired Companies, which have been accounted for by the pooling of interests method (as described in the notes to the Company's consolidated financial statements), the Company has restated its historical consolidated financial statements and data for the years ended June 30, 1999, 1998, and 1997 and other materials described below.


ITEM DESCRIPTION                                                          Page

(1)     Selected Financial Data                                            3

(2)     Annual Financial Data of the Company

         (a)  Management's Discussion and Analysis of
               Financial Condition and Results of Operations               4

         (b)  Restated Consolidated Financial Statements of the Company

              Report of Independent Public Accountants................... 11

              Report of Independent Certified Public Accountants......... 12

              Consolidated Balance Sheets at June 30, 1999 and 1998...... 13

              Consolidated Statements of Operations for the
               Years Ended June 30, 1999, 1998, and 1997................. 15

              Consolidated Statements of Changes in Stockholders'
               Equity for the Years Ended June 30, 1999, 1998, and 1997.. 16

              Consolidated Statements of Cash Flows for the Years Ended
               June 30, 1999, 1998 and 1997.............................. 17

              Notes to Consolidated Financial Statements................. 19

Selected Financial Data.

     The following table sets forth selected consolidated financial data for the historical operations of the Company for each of the five years in the period ended June 30, 1999. The selected financial data for the year ended June 30, 1995 has been restated to reflect the divestiture of the Company's institutional pharmacies business in December 1994. The selected financial data includes the retroactive restatement as it relates to the acquisition by the Company of Medical Manager Health Systems, Inc. ("Health Systems") on July 23, 1999 and the acquisition by the Company of the following companies during the three months ended December 31, 1999: Clinical Management Solutions, Inc. ("Clinical"), MicroSense, Inc., Resource America, Inc., Service Dimensions, Inc., Terry Kidd, Inc., d/b/a TKI Computer Services ("TKI") and PSI Computer Systems (collectively referred to as the "Second Quarter Acquired Companies"). Prior to its acquisition by the Company, Health Systems' year end was December 31. For the fiscal years ended June 30, 1999 and 1998, Health Systems' results have been restated to correspond with the Company's fiscal year end of June 30. The Company combined the selected financial data of its historical operations for the fiscal years ended June 30, 1997, June 30, 1996 and June 30, 1995 with the financial position and results of operations of Health Systems' for the calendar years ended December 31, 1996, December 31, 1995 and December 31, 1994, respectively. Prior to acquisition, each of the Second Quarter Acquired Companies' year ends were December 31, except for Clinical and TKI which were June 30 and March 31, respectively. For the fiscal year ended June 30, 1999, results for the Second Quarter Acquired Companies that were not on a June 30 year end have been restated to correspond with the Company's fiscal year end of June 30. The Company combined the selected financial data of its historical operations for each of the fiscal years ended prior to June 30, 1999 with each of the Second Quarter Acquired Companies' financial position and results of operations for their respective years ends.

                                                                 Year Ended June 30,
                                          -----------------------------------------------------------------
                                            1995           1996           1997          1998         1999
                                           ------         ------         ------        ------       ------
                                                          (In Thousands, Except Per Share Data)
Income Statement Data:
Net revenues...........................    $ 80,369      $ 98,916       $112,913      $193,605     $268,354
Income (loss) from continuing
 operations before
 provision for income
 taxes.................................       6,244        18,808        (18,959)       36,164       29,920
Provision for income taxes.............         469         4,650          2,853        13,802       12,307
                                           --------      --------       ---------     --------     --------
Income (loss) from continuing
 operations............................       5,775        14,158        (21,812)       22,362       17,613
Income from discontinued
 operations............................      15,459             _              _             _            _
                                           --------      --------       ---------     --------     --------

Net income (loss)......................    $ 21,234      $ 14,158       $(21,812)     $ 22,362     $ 17,613
                                           ========      ========       =========     ========     ========
Net income (loss) per share--basic:
 Continuing operations.................    $   0.26      $   0.64       $  (0.96)     $   0.73     $   0.53
 Discontinued operations...............        0.70             _              _             _            _
                                           --------      --------       ---------     --------     --------
Net income (loss) per share--basic.....    $   0.96      $   0.64       $  (0.96)     $   0.73     $   0.53
                                           ========      ========       =========     ========     ========

Net income (loss) per share--diluted:
 Continuing operations.................    $   0.25      $   0.60       $  (0.96)     $   0.67     $   0.48
 Discontinued operations...............        0.67             _              _             _            _
                                           --------      --------       ---------     --------     --------
Net income (loss) per share--diluted...    $   0.92      $   0.60       $  (0.96)     $   0.67     $   0.48
                                           ========      ========       =========     ========     ========

                                                                        June 30,
                                          -------------------------------------------------------------------
                                            1995           1996           1997          1998         1999
                                           ------         ------         ------        ------       ------
                                                                    (In Thousands)
Balance Sheet Data:
Working capital........................    $104,377      $165,999       $ 89,566      $160,571     $235,589
Total assets...........................     202,181       217,345        401,564       510,778      808,832
Long term debt, less
 current portion.......................       2,260         2,206        167,652       161,966      168,996
Stockholders' equity...................     170,410       185,152        189,428       290,750      484,533

                                       3

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following table sets forth for the periods indicated the percentage by which certain items in the financial statements of the Company relate to net revenues.

                                                                                Percentage Of Net Sales
                                                                              Fiscal Years Ended June 30,
                                                                         -----------------------------------
                                                                          1999           1998          1997
                                                                         ------         ------        ------
Net revenues..............................................                 100%           100%          100%

Costs and expenses:
 Cost of revenues.........................................                49.7           49.1          48.7
 Selling, general and administrative......................                28.4           29.2          33.5
 Research and development.................................                 7.0            5.2          10.5
 Litigation costs.........................................                 2.5              -             -
 Depreciation and amortization............................                 5.5            4.2           3.6
 Interest and other income................................                (7.6)         (11.0)        (11.0)
 Interest expense.........................................                 3.4            4.6           3.0
 Acquired in-process research and development.............                   -              -          28.5
                                                                         ------         ------        ------
                                                                          88.9           81.3         116.8
                                                                         ------         ------        ------
Income (loss) before provision for income taxes...........                11.1           18.7         (16.8)

Provision for income taxes................................                 4.6            7.1           2.5
                                                                         ------         ------        ------

Net income (loss).........................................                 6.5%          11.6%        (19.3)%
                                                                         ======         ======        =======

Overview

     On July 23, 1999 Medical Manager Corporation (the "Company") (formerly known as Synetic, Inc.) acquired all of the outstanding stock of Medical Manager Health Systems, Inc. (formerly known as Medical Manager Corporation) ("Health Systems") in exchange for 14,109,455 newly issued shares of Medical Manager Corporation common stock. In connection with this merger, Synetic, Inc. changed its name to Medical Manager Corporation. The merger has been accounted for as a tax-free pooling-of-interests. During the three months ended December 31, 1999, the Company executed and closed agreements to acquire the following companies in exchange for 125,486 newly issued shares of Medical Manager Corporation common stock: Clinical Management Solutions, Inc. ("Clinical"), MicroSense, Inc., Resource America, Inc., Service Dimensions, Inc., Terry Kidd, Inc., d/b/a TKI Computer Services ("TKI") and PSI Computer Systems (referred to collectively as the "Second Quarter Acquired Companies"). The acquisitions of the Second Quarter Acquired Companies were accounted for by the pooling of interests method. The Company's consolidated financial statements have been restated to reflect the merger with Health Systems and the acquisitions of the Second Quarter Acquired Companies (Health Systems and the Second Quarter Acquired Companies are referred to collectively as "MMHS"). Prior to its acquisition by the Company, Health Systems' year end was December 31. For fiscal years ended June 30, 1999 and 1998, Health Systems' results have been restated to correspond with the Company's fiscal year end of June 30. The Company combined its historical operations for the fiscal year ended June 30, 1997 with the financial position, results of operations and cash flow of Health Systems for the calendar year ended December 31, 1996. Prior to acquisition, each of the Second Quarter Acquired Companies' year ends were December 31,except for Clinical and TKI which were June 30 and March 31, respectively. For the fiscal year ended June 30, 1999, results for the Second Quarter Acquired Companies that were not on a June 30 year end have been restated to correspond with the Company's fiscal year end of June 30. The Company combined its historical operations for the fiscal years ended June 30, 1998 and June 30, 1997 with each of the Second Quarter Acquired Companies' financial position and results of operations for their respective years ends. The Company recorded a $17,991,000 charge in its first quarter ended September 30, 1999 for the costs associated with the merger with Health Systems.

     The historical operations of the Company are primarily related to its physician practice management information systems business ("PPMIS") through MMHS and its plastics and filtration technologies business ("PFT") through its wholly owned subsidiary, Porex Technologies Corp. and its affiliated companies ("Porex"). For the year ended June 30, 1999, the majority of the Company's consolidated revenues and operating expenses were derived from its PPMIS and PFT businesses. For the years ended June 30, 1998 and 1997, all of the Company's consolidated revenues and a majority of its operating expenses were derived from its PPMIS and PFT businesses. As discussed below, the consolidated financial statements for the years ended June 30, 1999, 1998 and 1997 also include costs associated with the Company's activities in developing its healthcare electronic commerce business ("HEC") through the Company's majority owned subsidiary, CareInsite, Inc. and its affiliated companies ("CareInsite").

     On February 13, 2000, the Company and CareInsite signed definitive agreements (the "Healtheon Agreements") to be acquired by Healtheon/WebMD Corp. Under the terms of the agreement, Healtheon/WebMD will pay 1.65 shares of Healtheon/WebMD common stock for each share of the Company's common stock and
1.3 shares for each share of CareInsite's common stock not owned by the Company. Completion of the acquisitions, which will be accounted for as a purchase transaction, is expected by mid-year subject to regulatory and shareholder approvals.

Fiscal Years Ended June 30, 1999 and 1998 Consolidated Results of Operations

     The Company's consolidated net revenues for the year ended June 30, 1999 increased $74,749,000 or 38.6% over the comparable prior year period. Net revenues for the year ended June 30, 1999 from PPMIS increased $39,530,000 or 30.7% over the prior year period. Of this increase, $3,900,000 was due to sales from purchased companies acquired from September 1, 1998 through June 30, 1999, for which there were no sales in the prior period. Excluding these acquisitions, the increase in net revenues of $35,630,000 was due primarily to increases in new system sales and upgrades to version 9.0 of the Medical Manager Software, maintenance and support revenues related to the new system sales, as well as increases in PPMIS' network service revenues. Net revenues for the year ended June 30, 1999 from PFT increased $33,855,000 or 52.1% over the prior year period. Included in this increase are revenues from Point Plastics and KippGroup, which were acquired in July 1998 and January 1999, respectively. Excluding the impact of these acquisitions , net revenues increased 4.3% over the prior year. This increase is due primarily to increased sales of components manufactured by PFT for consumer applications, primarily household components. Net revenues for the year ended June 30, 1999 also include $1,364,000 from HEC for which there were no revenues in the comparable prior year period.

     The Company's consolidated cost of revenues as a percentage of revenues increased to 49.7% from 49.1% in the prior year. Cost of revenues as a percentage of revenues from PPMIS increased to 51.4% from 50.9% in the prior year. The increase relates to fewer sales from PPMIS' enterprise business group, which are typically large, high margin sales made to larger national and regional clients and to a lesser extent, additional payroll and related costs related to the roll-out of PPMIS' network services. Cost of revenues for PFT were 46.3% versus 45.6% in the prior year. This increase is primarily attributable to lower margin revenues of KippGroup, which was acquired in January 1999. Excluding the impact of KippGroup's operations, cost of revenues as a percentage of revenues for PFT decreased to 44.0% from 45.6% in the prior year, principally due to improvements in manufacturing efficiencies.

     The Company's consolidated selling, general and administrative expenses for the fiscal year ended June 30, 1999 increased by $19,737,000 or 34.9% over the comparable prior year period. Selling, general and administrative expenses for PPMIS increased slightly as a percentage of revenues to 28.5% from 27.7% in the prior year period. This increase was primarily due to additional costs in the sales and administrative functions to support the continued growth at PPMIS. Selling, general and administrative costs for PFT increased $6,657,000 or 54.2%. This increase was primarily related to (i) the acquisitions of Point Plastics and KippGroup in July 1998 and January 1999, respectively, which contributed $5,135,000 of this increase, and (ii) increased costs related to higher sales. As a percent of sales, selling, general and administrative costs for PFT was 19.2% for the year ended June 30, 1999 as compared to 18.9% in the prior year. Selling, general and administrative expenses reported for HEC increased $1,542,000, primarily due to the additional salaries and benefits for sales, marketing and business development efforts, as well as the increased costs incurred to support these efforts. Selling, general and administrative expenses also includes a benefit of $2,788,000 related to the minority interest in the net loss of HEC.

     The Company's consolidated research and development expenses increased $8,704,000 over the prior year. This increase was primarily related to (i) a $2,381,000 write-off of capitalized software development costs which relate to the abandonment of HEC's development efforts with respect to certain of its products and services. Those efforts were abandoned as a result of encountering a high risk development issue associated with integrating those products and services with the acquired Cerner technology, (ii) increased research and development expenses, which consist of employee compensation, the cost of consultants and other direct expenses incurred in the development of HEC's product, (iii) PPMIS' development projects regarding future versions of the Medical Manager software with graphical user interfaces and relational database technologies, along with web-based access and services and (iv) to a lesser extent the development of new products, product applications and the continued enhancements of HEC's manufacturing processes.

     Depreciation and amortization increased $6,565,000 over the prior year, primarily related to the depreciation and amortization of goodwill, other intangible assets and property, plant and equipment related to the acquisitions of Point Plastics and KippGroup, and the 1999 purchased companies acquired by PPMIS, all acquired during the fiscal year ended June 30, 1999.

     The Company recorded $6,666,000 in litigation charges for the fiscal year ended June 30, 1999; $4,300,000 related to its ongoing defense against assertions that it violated certain agreements with Merck & Co., Inc. and Merck-Medco Managed Care,

L.L.C. and $2,366,000 regarding a class action lawsuit alleging Year 2000 issues regarding the Medical Manager software in versions prior to Version 9.0.

     Interest and other income, net of interest expense for the fiscal year ended June 30, 1999 decreased by $1,119,000 or 9.0% versus the prior year due primarily to net proceeds invested for a full year from the sale of common stock in April, 1998, offset by (i) a decrease in funds available for investment primarily due to the payment of the cash portion of the purchase price for Point Plastics, (ii) declining yields in the Company's investment portfolio resulting from the reinvestment of maturing or redeemed securities at lower rates and
(iii) the repurchase of $5,500,000 face amount of Convertible Debentures which resulted in a $600,000 pre_tax gain during the prior year for which there is no comparable amount in the current fiscal year. The Company's investments consist primarily of U.S. Treasury Notes and Federal Agency Notes.

     The increase in the effective tax rate for the fiscal year ended June 30, 1999 to 41.1% versus the prior year effective rate of 38.2% was primarily attributable to the impact of deconsolidation of CareInsite for federal income tax purposes offset by the minority interest benefit from the losses in HEC, not taxable for federal or state purposes.


Fiscal Years Ended June 30, 1998 and 1997 Consolidated Results of Operations

     The Company's consolidated net revenues for the year ended June 30, 1998 increased $80,692,000 or 71.5% over the comparable prior year period. Net revenues for the year ended June 30, 1998 for PPMIS increased $68,632,000 or 114.3% over the year ended December 31, 1996. The majority of this increase is due to a full year of sales of the five founding companies acquired in February 1997 at MMHS (Medical Manager Research and Development, Inc. (formerly Personalized Programming, Inc.), Medical Manager Sales and Marketing, Inc. (formerly Systems Plus, Inc.), Medical Manager Southeast , Inc. (formerly National Medical Systems, Inc.), Medical Manager Northeast, Inc. (formerly RTI Business Systems, Inc.) and Medical Manager Midwest, Inc. (formerly Systems Management Inc.) referred to collectively as the "Founding Companies"). Net revenues for PPMIS also increased due to revenues from purchase acquisitions during the period from July 1, 1997 through June 30, 1998, of which there were no sales in the prior period, as well as an increase in new systems sales and support and maintenance revenues related to these new sales. PFT's net revenues for the year ended June 30, 1998 include a full year of revenues by Interflo Technologies, Inc., acquired in February 1997. Inclusion of a full year of Interflo's net revenues accounted for 7.4% of PFT's overall increase in net revenues. The remaining 15.4% of PFT's increase in net revenues was due principally to increased unit sales of writing components, increased unit sales of diagnostic products and various filtration devices, and increased unit sales of laboratory disposable products such as pipette tips and test tubes.

     The Company's consolidated cost of revenues as a percentage of revenues increased to 49.1% from 48.7% in the prior year. Cost of revenues as a percentage of revenues for PPMIS remained fairly constant at 50.9% for the year ended June 30, 1998 as compared with 50.4% for the year ended December 31, 1996. Cost of revenues as a percentage of revenues for PFT decreased to 45.6% from 46.7% in the comparable prior year period principally due to increased leverage of certain fixed costs which do not increase proportionately with sales, labor efficiencies and increased sales of higher margin products.

     The Company's consolidated selling, general and administrative expenses for the fiscal year ended June 30, 1998 increased by $18,711,000 or 49.5% to $56,514,000. As a percentage of net revenues, PPMIS reported selling , general and administrative expenses of 27.7% for the year ended June 30, 1998 as compared with 33.2% for the year ended December 31, 1996. The decrease was due primarily to certain efficiencies gained as a result of MMHS' acquisition of the Founding Companies. PFT reported total selling, general and administrative expenses of $12,271,000 versus $11,677,000 in the prior year. As a percentage of net revenues, PFT's selling, general and administrative expenses for the year ended June 30, 1998 decreased to 18.9% from 22.1% due principally to increased sales which were not proportionately offset by such expenses since these costs do not vary directly with sales. Selling, general and administrative expenses for HEC increased $2,486,000 over the prior year, again, due to the additional salaries and benefits for sales, marketing and business development efforts, as well as the increased costs incurred to support these efforts.

     The Company's consolidated research and development expenses decreased $1,850,000 versus the prior year. Research and development expenses for the fiscal year ended June 30, 1997 include HEC's write-off of $5,228,000 in costs associated with the acquisition of rights to certain intellectual property and software technologies for which there was no comparable write-off for the year ended June 30, 1998. This write-off primarily related to payments for a royalty-free perpetual license for pharmacy and prescription related software applications, together with the supporting documentation. CareInsite licensed these assets for use in developing certain components of its computer applications. As CareInsite had not established the technological feasibility of its applications prior to the date the license was acquired, and there was no alternative future use of the licensed technology, the entire cost was charged to research and development expense. Excluding this item, HEC's research and development expenses were $4,159,000 versus $2,277,000 in the prior year. This increase is again due to increased employee compensation and related benefits, as well as the costs of consultants and other direct expenses incurred in the development of HEC's product. The $1,323,000 increase in PPMIS' research and development expenses is related to future versions of the Medical Manager software with graphical user interfaces and relational database technologies. The $173,000 increase in PFT's research and development costs over the prior year was related to the development of new and existing products and enhancements to current manufacturing processes.

     Depreciation  and  amortization  increased  $4,179,000 over the prior year.
Depreciation and amortization for PPMIS for the year ended June 30, 1998 increased $2,015,000, due primarily to the purchase acquisitions for the period of January 1, 1997 through June 30, 1998 for which there was no comparable amount in the year ended December 31, 1996. PFT's depreciation and amortization increased $1,085,000 over the prior year, primarily due to the inclusion of a full year of goodwill amortization related to the acquisition of Interflo in the prior year. Depreciation and amortization for HEC increased $1,061,000 over the prior year, due primarily to the inclusion of a full year of goodwill amortization related to the acquisition of Avicenna.

     Acquired in-process research and development for the fiscal year ended June 30, 1997 was $32,185,000. This relates to the write-off of the portion of the purchase price allocated to acquired in-process research and development within the HEC for the Avicenna and CareAgents acquisitions, discussed below.

     Interest and other income, net of interest expense for the fiscal year ended June 30, 1998 increased by $3,364,000 or 37.0% over the comparable prior year period primarily as a result of a full year of income earned on proceeds from the sale of the Company's common stock in February 1997, as well as the proceeds of the Company's $165,000,000 principal amount of its 5% Convertible Subordinated Debentures due 2007 (the "Convertible Debentures") issued in February 1997, offset by a full year of the interest expense associated with the Convertible Debentures. The Company's investments consist primarily of U.S. Treasury Notes and Federal Agency Notes.

     The effective tax rate for the year ended June 30, 1998 increased to 38.2% from 37.5%, excluding, in the prior year, the portion of acquired in-process research and development charge relating to the acquisitions of Avicenna and CareAgents for which no tax benefits were recognized and excluding the entire MMHS operation for the year ended December 31, 1996. MMHS, prior to February 1997, was taxed as an S-Corporation and therefore had no federal tax liabilities. The increase was primarily a result of the change in composition of the Company's marketable securities resulting in the decrease in investment income subject to the dividend received deduction.

Acquired in-process Research and Development-CareInsite-Fiscal Year Ended June 30, 1997

     In connection with the acquisitions of Avicenna and CareAgents, the Company allocated a portion of each purchase price to acquired in-process research and development. The amount allocated to acquired in-process research and development for each of these acquisitions was determined based on an income approach valuation methodology. For both Avicenna and CareAgents a nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent with the expected useful lives of the technology under development. The resulting operating cash flows were then reduced by working capital and capital expenditures and discounted to present value based on a discount rate of 30% for Avicenna and 50% for CareAgents. These different discount rates were used because, at the time of acquisition, Avicenna had commenced operations, had more than 30 employees and had received financing. In contrast, CareAgents, at the time of acquisition, had not commenced operations, had no employees other than its stockholders, and had not received any financing. These amounts have been expensed on the respective acquisition dates as the in-process research and development had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made by the Company are set forth below.

     Avicenna. Avicenna's business plan was to design and market Intranets to provider organizations to provide communication and reference capabilities to these organizations. Doctors in these organizations would communicate via e-mail and forum groups with centralized medical reference information with the objective of reducing costs in a managed care environment. The fundamental technology plan was to develop a client/server based application to allow hospital affiliated doctors to access a local Intranet that housed medical reference information, in-house policies and procedures, and communication among the various parties. This required development of electronic search, medical reference material storage and communication capabilities such as forums and e-mail. The revenue model had been, prior to acquisition, primarily one based on pharmaceutical and medical device manufacturer's advertising fees on these Intranets. Avicenna also envisioned creating a search capability that would allow doctors to quickly access relevant reference information on a variety of medical topics from databases that were licensed to Avicenna. These databases would be customized in format by Avicenna.

     As of the acquisition date, Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was a working public Intranet site and they had begun to implement the search techniques. Their primary mechanism to allow users to search their Intranet sites and access content provided by hospitals, advertisers, and others was to develop a method of customizing that content via a software utility known as "Framework". Framework was in the initial stage of development with the substantive system design, coding, and testing work remaining incomplete. Framework was the fundamental piece of code that would enable users to be able to both search and reference the content contained on an Avicenna Intranet and thereby realize their business model.

     As of the December 24, 1996 acquisition date, Avicenna had incurred approximately $1,263,000 in research and development costs to develop the technology to its status described above. It was estimated that over $3,000,000 of costs remained to complete the projects described above in the following calendar year and that additional significant costs remained in subsequent years to further enhance and maintain the capabilities of the Avicenna system. Subsequent to the date of acquisition, we have modified the acquired technology from both Avicenna and CareAgents and incorporated them into a broader system, the CareInsite system.

     CareAgents. CareAgents' business plan was to design and market Internet based clinical commerce applications that allowed the various healthcare participants to exchange information and conduct basic medical transactions with each other. Participants included patients, providers, and suppliers. The fundamental technology plan was to create an Internet and standards based connection between the participants and then provide specific transaction
capabilities  using  both  internally  and  externally   developed   application
software.

     CareAgents' technology was in the very early stages of development with basic user requirements, a business plan, preliminary system architecture with process flow diagrams and prototyping efforts comprising the work completed to date. In excess of $8,000,000 in costs remained over the next two years to mature the technology to the point of technological feasibility and the complete for first product deployment. No work had been completed on a detailed engineering design or on building or testing any substantive code.

Capital Resources and Liquidity

     As of June 30, 1999, the Company had $152,899,000 of cash and cash equivalents and $296,792,000 of marketable securities. At June 30, 1999, the Company's marketable securities consisted primarily of U.S. Treasury Notes and Federal Agency Notes. On June 16, 1999, CareInsite completed its initial public offering of 6,497,500 shares at $18.00 of its Common Stock (the "Offering"), which included an over allotment of 847,500 shares. The net cash proceeds of the Offering were $106,446,000 after deducting anticipated amounts for underwriting discounts and commissions and Offering expenses.

     Net cash provided by operations was $10,204,000, a decrease of $ 1,793,000 from the fiscal year ended June 30, 1998.

     Net cash used in investing activities was $137,909,000 for the fiscal year ended June 30, 1999, reflecting purchases of marketable securities, net of maturities and redemptions as well as the net cash paid for the businesses the Company acquired during the past fiscal year. Capital expenditures were $12,207,000, $15,091,000 and $6,481,000 for the years ended June 30, 1999, 1998 and 1997.

     Net cash provided by financing activities was $144,203,000 for the fiscal year ended June 30, 1999, primarily a result of the issuance of common stock by CareInsite, including the Offering referred to above as well as proceeds from the issuance of the Company's stock options and 401(k) purchases. The significant funds generated from financing activities are reinvested in existing businesses and are used to fund capital expenditures.

     On January 31, 2000, the Company called for redemption on February 15, 2000, the entire $159,388,000 aggregate principal amount of its outstanding 5% Convertible Subordinated Debentures due 2007 ("Debentures"). As an alternative to redemption, the outstanding Debentures were convertible into the Company's common stock at the rate of approximately 16.667 shares of common stock per $1,000 principal amount of Debentures, with cash to be paid in lieu of any fractional shares, for Debentures surrendered on or prior to February 14, 2000. $159,114,000 aggregate principal amount of the Debentures were surrendered to the Company for conversion into 2,651,828 shares of the Company's common stock. The remaining $274,000 aggregate principal amount of Debentures were redeemed at a redemption price of $1,053.57 per $1,000 principal amount of Debentures including accrued interest.

     As a result of the continuing efforts in developing HEC, HEC has incurred substantial operating losses since its inception and there can be no assurance that it will generate significant revenues or profitability in the future. HEC intends to significantly increase its expenditures primarily in the areas of development, sales and marketing, data center operations and customer support. As a result, HEC expects to incur substantial operating losses for at least the next two fiscal years.

     The Company recorded a $17,991,000 charge in its first quarter ending September 30, 1999 for the costs associated with the merger with Health Systems.

     The Company believes that its cash flow from operations, the income earned on its investments, and the funds generated by CareInsite from the issuance of its common stock are sufficient to meet the anticipated working capital requirements of both the Company's and CareInsite's business, including the anticipated increased expenditures related to HEC noted above.

     Subject to the provisions of the Healtheon Agreements, the Company continues to pursue an acquisition program pursuant to which it seeks to effect one or more acquisitions or other similar business combinations with businesses it believes have significant growth potential. Financing for such acquisitions may come from several sources, including, without limitation, (i) the Company's cash, cash equivalents and marketable securities and (ii) proceeds from the incurrence of additional indebtedness or the issuance of common stock, preferred stock, convertible debt or other securities. There can be no assurance that the Company's acquisition program will be successful. See "Business-Acquisition Program".

Recently Adopted Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), effective for fiscal periods beginning after December 15, 1997. The new standard requires that comprehensive income, which includes net income as well as certain changes in assets and liabilities recorded in stockholders' equity, be reported in the financial statements. The Company adopted SFAS No. 130 during the year ended June 30, 1999. The adoption of SFAS No. 130 increased the reporting disclosures and had no impact on the results of operations or financial position of the Company.

     In 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the industry segment approach with the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 had no impact on the results of operations or financial position of the Company (See Note 14).

     In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" ("SFAS No. 132"), was issued and is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other post-retirement benefit plans. The Company adopted SFAS No. 132 during the year ended June 30, 1999. The adoption of SFAS No. 132 did not have any impact on the results of operations or financial position of the Company.

Recently Issued Accounting Standards

     In March 1998, the American Institute of Certified Public Accounts issued Statement of Position or "SOP", 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position or "SOP" 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that entities expense start-up costs as incurred. The Company is required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on the Company's financial condition or results of operations.

Year 2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries for the year in the date code field. This problem is often referred to as the "Year 2000 problem". These systems and software products need to accept four digit year entries to distinguish 21st century dates from 20th century dates. Though the Company did not experience any year 2000 problems on January 1, 2000, additional year 2000 problems may become evident after that date.

     The Company believes that the systems of its HEC, PPMIS, and PFT businesses are year 2000 compliant and, to date, those systems have not experienced any year 2000 problems. Although each of the Company's businesses continues to have contingency plans in place for operational problems which may arise as a result of a year 2000 problem, we cannot assure you that year 2000 issues will not potentially pose significant operational problems or have a material adverse effect on the Company's business, financial condition and results of operations in the future.

     To date, the Company has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. The Company does not expect its future costs related to year 2000 to be material.

     The Company is not aware of any material year 2000 problems encountered by suppliers or customers of the Company's businesses to date but have not yet obtained confirmations from such suppliers and customers that they did not experience year 2000 problems. Accordingly, the Company cannot determine whether any suppliers have experienced year 2000 problems that may impact their ability to supply the Company with equipment and services or any customers have experienced disruptions to their business. Further, the Company cannot determine the state of their year 2000 readiness on a going forward basis. The Company cannot assure you that the Company's suppliers and customers will be successful in ensuring that their systems have been and will continue to be or will be year 2000 compliant or that their failure to do so will not have an adverse effect on the Company's business, financial condition and results of operations.



Quantitative and Qualitative Disclosures about Market Risk

     The Company is exposed to market risk from potential changes in interest rates and foreign exchange rates. The Company believes that the amount of risk as it relates to its investments, debts obligations and changes in foreign exchange rates is not material to the Company's financial condition or results of operations. The Company has taken the following steps to mitigate its risks: the countries in which the Company owns assets and operates its foreign operations are politically stable; the Company does not invest in derivative financial instruments; the Company's investments consist primarily of highly liquid U.S. Treasury Notes and Federal Agency Notes; the Company's debt obligations consist primarily of its 5% Convertible Subordinated Debentures due 2007 ("the Debentures"). In addition, on January 31, 2000, the Company called for redemption on February 15, 2000, the entire $159,388,000 aggregate principal amount of its Debentures. The aggregate principal amount of $159,114,000 of the Debentures were surrendered to the Company for conversion into 2,651,828 shares of the Company's common stock. The remaining $274,000 aggregate principal amount of Debentures that were not properly submitted for conversion, or not tendered for redemption were redeemed at a redemption price of $1,053.57 per $1,000 principal amount of debentures including accrued interest.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Medical Manager Corporation:

We have audited the accompanying consolidated balance sheets of Medical Manager Corporation (a Delaware Corporation) and subsidiaries (formerly Synetic, Inc.) as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Medical Manager Health Systems, Inc. as of June 30, 1999 and 1998 and for the years ended June 30, 1999 and 1998 and for the twelve month period ended December 31, 1996 included in the consolidated financial statements of Medical Manager Corporation, which statements reflect total assets and revenues of 16.5 percent and 58.8 percent, in 1999, and 21.8 percent and 61.8 percent in 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Medical Manager Health Systems, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Manager Corporation and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.



                                                            ARTHUR ANDERSEN LLP

New York, New York
December 23, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Medical Manager Health Systems, Inc.

In our opinion, the consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows of Medical Manager Health Systems, Inc. (formerly Medical Manager Corporation) and its subsidiaries (the "Company") (not presented separately herein) present fairly, in all material respects, their consolidated financial position at June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended and the twelve month period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, on July 23, 1999, the Company merged with and into Medical Manager Corporation (formerly Synetic, Inc.) in a pooling of interests transaction.



                                                     PRICEWATERHOUSECOOPERS LLP
Tampa, Florida
August 27, 1999

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                                                                  June 30,
                                                                                      ------------------------------
                                                                                          1999                1998
                                                                                         ------              ------
CURRENT ASSETS:
     Cash and cash equivalents.............................................            $152,899            $136,401
     Marketable securities.................................................              55,345               9,995
     Accounts receivable, net of allowances for
       doubtful accounts and sales returns of $4,107 and
       $2,950 at June 30, 1999 and 1998, respectively......................              52,363              35,717
     Inventories...........................................................              15,807               9,309
     Other current assets..................................................              23,891              17,038
                                                                                       --------            --------
     Total current assets..................................................             300,305             208,460
                                                                                       --------            --------
 PROPERTY, PLANT AND EQUIPMENT:
     Land and improvements.................................................               3,563               1,986
     Buildings and improvements............................................              20,888              14,117
     Machinery and equipment...............................................              60,522              32,475
     Furniture and fixtures................................................               5,943               6,760
     Construction in progress..............................................               5,031               6,853
                                                                                       --------            --------
                                                                                         95,947              62,191
     Less:  Accumulated depreciation.......................................             (37,811)            (29,155)
                                                                                       ---------           ---------

       Property, plant and equipment, net..................................              58,136              33,036
                                                                                       --------            --------
OTHER ASSETS:

     Marketable securities.................................................             241,447             217,067
     Capitalized software development costs................................              31,330               4,972
     Goodwill and other intangible assets, net of accumulated
       amortization of $8,197 and $3,623 at June 30, 1999
       and 1998, respectively..............................................             167,834              36,734
     Other.................................................................               9,780              10,509
                                                                                       --------            --------

     Total other assets....................................................             450,391             269,282
                                                                                       --------            --------
                                                                                       $808,832            $510,778
                                                                                       ========            ========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                           June 30,
                                                                                -----------------------------
                                                                                   1999                 1998
                                                                                  ------               ------
CURRENT LIABILITIES:
   Current portion of long-term debt...................................         $  3,577             $  4,163
   Accounts payable....................................................           11,961                7,266
   Accrued and other liabilities.......................................           31,015               18,103
   Customer deposits and deferred maintenance revenue..................           12,316               12,972
   Income taxes payable................................................            5,847                5,385
                                                                                --------             --------
   Total current liabilities...........................................           64,716               47,889
                                                                                --------             --------

LONG-TERM DEBT.........................................................          168,996              161,966
                                                                                --------             --------
MINORITY INTEREST IN CONSOLIDATED
   SUBSIDIARY..........................................................           57,205                    _
                                                                                --------             --------

OTHER LIABILITIES......................................................           33,382               10,173
                                                                                --------             --------

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 10,000,000 shares
   authorized; none issued.............................................               _                     _
   Common stock, $.01 par value; 300,000,000 shares
   authorized; 40,140,227 and 37,009,235 shares issued;
   34,871,764 and 31,740,772 shares issued and outstanding
   at June 30, 1999 and 1998, respectively.............................              401                   370
   Paid-in capital.....................................................          455,199               276,871
   Retained earnings...................................................           68,141                51,796
   Treasury stock, at cost; 5,268,463 shares
   at June 30, 1999 and 1998...........................................          (38,287)              (38,287)
   Accumulated other comprehensive income (loss).......................             (921)                    _
                                                                                ---------             ---------
   Total stockholders' equity..........................................          484,533               290,750
                                                                                --------              --------
                                                                                $808,832              $510,778
                                                                                ========              ========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                                             Years Ended June 30,
                                                                                --------------------------------------------
                                                                                     1999            1998            1997
                                                                                    ------          ------          ------
Net revenues.................................................................     $268,354        $193,605        $112,913

Costs and expenses:
   Cost of revenues..........................................................      133,237          95,035          54,957
   Selling, general and administrative.......................................       76,251          56,514          37,803
   Research and development..................................................       18,780          10,076          11,926
   Litigation costs..........................................................        6,666               -               -
   Depreciation and amortization.............................................       14,829           8,264           4,085
   Interest and other income.................................................      (20,457)        (21,338)        (12,462)
   Interest expense..........................................................        9,128           8,890           3,378
   Acquired in-process research and development..............................            -               -          32,185
                                                                                  --------        --------        --------
                                                                                   238,434         157,441         131,872
                                                                                  --------        --------        --------

Income (loss) before provision for income taxes..............................       29,920          36,164         (18,959)

Provision for income taxes...................................................       12,307          13,802           2,853
                                                                                  --------        --------        ---------
Net income (loss)............................................................     $ 17,613        $ 22,362        $(21,812)
                                                                                  ========        ========        =========
Income per share - basic:
   Net income (loss) per share...............................................     $   0.53        $   0.73        $  (0.96)
                                                                                  ========        ========        =========
   Weighted average shares outstanding.......................................       33,544          30,808          22,751
                                                                                  ========        ========        ========
Income per share - diluted:
   Net income (loss) per share...............................................     $   0.48        $   0.67        $  (0.96)
                                                                                  ========        ========        =========
   Weighted average shares outstanding.......................................       36,663          33,476          22,751
                                                                                  ========        ========        ========

              The accompanying notes are an integral part of these
                            consolidated statements.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                                            Common Stock
                                           --------------                                          Accumulated
                                        Number                                                        Other          Total
                                         of                   Paid-in     Retained     Treasury   Comprehensive   Stockholders'
                                        Shares     Amount     Capital     Earnings      Stock     Income (Loss)      Equity
                                        ------     ------     --------    ---------    ---------  --------------  -------------
Balance June 30, 1996.............    27,625     $  276     $159,877    $ 61,574     $(36,575)      $       -      $185,152
Dividends.........................         -          -            -      (8,986)           -               -        (8,986)
Net Loss..........................         -          -            -     (21,812)           -               -       (21,812)
Adjustment to reconcile fiscal
 year end of pooled
 subsidiary.......................     7,102         71       21,588          62            -               -        21,721
Issuance of common stock for
 exercise of stock options,
 awards and 401(k) plan...........       323          3       13,503           -            -               -        13,506
Issuance of common stock and
 warrants for acquired
 companies........................       535          6       24,482           -            -               -        24,488
Adjustment to purchase
 price of treasury stock..........         -          -            -           -       (1,712)              -        (1,712)
Purchase of 50 shares of
 common stock for treasury,
 net of 18 shares reissued........         -          -            -           -       (1,175)              -        (1,175)
                                     -------     ------     --------    --------     ---------      ---------      ---------
Balance, June 30, 1997............    35,585       $356     $219,450    $ 30,838     $(39,462)      $       -      $211,182
                                     -------     ------     --------    --------     ---------      ---------      ---------
Dividends.........................         -          -            -      (1,703)           -               -        (1,703)
Net Income........................         -          -            -      22,362            -               -        22,362
Adjustment to reconcile fiscal
 year end of pooled
 subsidiary.......................         -          -            -         299            -               -           299
Sale of common stock, net of
 transaction costs................       937          9       42,251           -            -               -        42,260
Issuance of common stock for
 exercise of stock options and
 401(k) plan......................       231          2        8,152           -        1,391               -         9,545
Issuance of common stock for
 acquisition of acquired
 companies........................       256          3        7,018           -            -               -         7,021
Purchase of 6 shares of
 common stock for treasury........         -          -            -           -         (216)              -          (216)
                                     -------     ------     --------    --------     ---------      ---------      ---------
Balance, June 30, 1998............   370,009     $  370     $276,871    $ 51,796     $(38,287)      $       -      $290,750
                                     -------     ------     --------    --------     ---------      ---------      ---------
Dividends.........................         -          -            -      (1,268)           -               -        (1,268)
Net Income........................         -          -            -      17,613            -               -        17,613
Foreign currency translation
 adjustment.......................         -          -            -           -            -          (1,121)       (1,121)
Unrealized gain on marketable
 securities.......................         -          -            -           -            -             200           200
                                                                                                                   --------
Comprehensive Income..............         -          -            -           -            -               -        16,692
Increase in carrying value of
 CareInsite.......................         -          -       54,257           -            -               -        54,257
Issuance of common stock for
 acquired companies...............     1,991         20       90,035           -            -               -        90,055
Issuance of common stock for
 exercise of stock options,
 warrants, 401(k) plan and
 redemption of convertible
 securities.......................     1,140         11       34,036           -            -               -        34,047
                                     -------     ------     --------    --------     ---------       ---------     --------
Balance, June 30, 1999............    40,140     $  401     $455,199    $ 68,141     $(38,287)       $   (921)     $484,533
                                     =======     ======     ========    ========     =========       =========     ========

              The accompanying notes are an integral part of these
                            consolidated statements.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                     Years Ended June 30,
                                                                           ------------------------------------------
                                                                            1999              1998              1997
                                                                           ------            ------            ------
Cash flows provided by operating activities:
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .    $   17,613       $   22,362          $ (21,812)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Adjustment to reconcile fiscal year end of
      pooled subsidiaries. . . . . . . . . . . . . . . . . . . . . .             -              298              1,214
    Depreciation and amortization. . . . . . . . . . . . . . . . . .        14,829            8,264              4,085
    Write-off capitalized software costs . . . . . . . . . . . . . .         2,381                -                  -
    Deferred income taxes  . . . . . . . . . . . . . . . . . . . . .           192            1,228             (4,336)
    Write-off of acquired in-process research and development  . . .             -                -             32,185
    Write-off of acquired intellectual property and software
      technologies . . . . . . . . . . . . . . . . . . . . . . . . .             -                -              5,228
    Net loss from investment in unconsolidated affiliate . . . . . .           596                -                  -
    Minority interest in net loss in consolidated subsidiary . . . .        (2,788)               -                  -
Changes in operating assets and liabilities, net of the effects of acquisitions:
    Accounts receivable, net . . . . . . . . . . . . . . . . . . . .       (10,861)         (11,524)            (1,450)
    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . .          (289)          (1,636)               331
    Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .         1,077           (7,541)            (7,426)
    Accounts payable . . . . . . . . . . . . . . . . . . . . . . . .         1,925             (600)               810
    Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . .         5,177              356              2,088
    Other liabilities  . . . . . . . . . . . . . . . . . . . . . . .       (22,171)             926                 48
    Income taxes payable . . . . . . . . . . . . . . . . . . . . . .         5,043             (523)            (2,033)
    Customer deposits and deferred maintenance
      revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . .        (2,520)             387              1,856
                                                                        -----------      -----------         ----------

       Net cash provided by operating activities . . . . . . . . . .        10,204           11,997             10,788
                                                                        -----------      -----------         ----------

Cash flows used in investing activities:
  Adjustment to reconcile fiscal year end of
    pooled subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .           -                -             (9,961)
  Maturities and redemptions of marketable securities . . . .. . . . .      74,741          102,786            396,748
  Purchases of marketable securities . . . . . . . . . . . . . . . . .    (137,548)         (91,323)          (494,956)
  Capital expenditures, net  . . . . . . . . . . . . . . . . . . . . .     (12,207)         (15,091)            (6,481)
  Software development costs . . . . . . . . . . . . . . . . . . . . .      (7,768)               -                  -
  Net cash paid for acquired businesses  . . . . . . . . . . . . . . .     (48,777)          (3,750)           (10,612)
  Investment in unconsolidated affiliate . . . . . . . . . . . . . . .      (1,350)               -                  -
  Issuance of notes receivable . . . . . . . . . . . . . . . . . . . .      (5,000)               -                  -
                                                                        -----------      -----------         ----------

       Net cash used in investing activities . . . . . . . . . . . . .    (137,909)          (7,378)          (125,262)
                                                                        -----------      -----------         ----------


                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS(in thousands)

                                                                                       Years Ended June 30,
                                                                            ----------------------------------------
                                                                            1999              1998              1997
                                                                            ----              ----              ----
Cash flows provided by financing activities:
     Adjustment to reconcile fiscal year end of
      pooled subsidiaries . . . . . . . . . . . . . . . . . . . .              -                 -            22,629
     Purchases of treasury stock  . . . . . . . . . . . . . . . .           (364)             (216)           (3,656)
     Proceeds from exercise of stock options, warrants and
       401(k) issuances, including related tax benefits . . . . .         30,245             9,505            11,138
     Proceeds from issuance of Convertible Debentures,
       net of underwriting discount . . . . . . . . . . . . . . .              -                 -           160,890
     Repurchase of Convertible Debentures . . . . . . . . . . . .              -            (4,842)                -
     Net proceeds from issuance of common stock by
       CareInsite . . . . . . . . . . . . . . . . . . . . . . . .        120,152                 -                 -
     Payments on long-term debt . . . . . . . . . . . . . . . . .           (430)              (46)             (237)
     Proceeds from the issuance of notes payable  . . . . . . . .              9               303               778
     Payments on notes payable. . . . . . . . . . . . . . . . . .         (4,141)           (8,079)             (823)
     Dividends. . . . . . . . . . . . . . . . . . . . . . . . . .         (1,268)           (1,574)           (6,278)
     Proceeds from the sale of common stock . . . . . . . . . . .              -            42,260                 -
     Equity contributions from certain stockholders of
      one of the acquired companies . . . . . . . . . . . . . . .              -                 -                55
                                                                       ---------          --------          --------

         Net cash provided by financing activities. . . . . . . .        144,203            37,311           184,496
                                                                       ---------          --------          --------

Net increase in cash and cash equivalents . . . . . . . . . . . .         16,498            41,930            70,022
Cash and cash equivalents, beginning of period. . . . . . . . . .        136,401            94,471            24,449
                                                                       ---------          --------          --------

Cash and cash equivalents, end of period........................        $152,899          $136,401          $ 94,471
                                                                       =========          ========          ========


  The accompanying notes are an integral part of these consolidated statements.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Nature of Operations and Summary of Significant Accounting Policies:

     On July 23, 1999 Medical Manager Corporation (the "Company") (formerly known as Synetic, Inc.) acquired all of the outstanding stock of Medical Manager Health Systems, Inc. ("Health Systems") (formerly known as Medical Manager Corporation) in exchange for 14,109,455 newly issued shares of Medical Manager Corporation common stock. In connection with this merger, Synetic, Inc. changed its name to Medical Manager Corporation. The merger has been accounted for as a tax-free pooling-of-interests. During the three months ended December 31, 1999, the Company executed and closed agreements to acquire the following companies in exchange for 125,486 newly issued shares of Medical Manager common stock:
Clinical Management Solutions, Inc. ("Clinical"), MicroSense, Inc., Resource America, Inc., Service Dimensions, Inc., Terry Kidd, Inc., d/b/a TKI Computer Services ("TKI") and PSI Computer Systems (the "Second Quarter Acquired Companies"). The acquisitions of the Second Quarter Acquired Companies were accounted for by the pooling of interests method. The Company's consolidated financial statements reflect the historical operations of the Company for all years prior to the business combinations, and have been retroactively restated to include the financial position, results of operations and cash flows of Health Systems and the Second Quarter Acquired Companies (referred to collectively as "MMHS"). On a standalone basis, for the year ended June 30, 1999, the Company generated revenues and net income of $100,164,000 and $2,387,000, respectively. During the same period, MMHS generated revenues and net income of $168,190,000 and $15,226,000, respectively. On a standalone basis, for the year ended June 30, 1999, changes in the Companies' and MMHS' stockholders' equity was $173,310,000 and $20,473,000, respectively.

     The   consolidated    financial   statements   of   the   Company   include
reclassifications made to conform financial statement presentation of MMHS to that of the Company.

     MMHS is a leading provider of comprehensive physician practice management information systems to independent physicians, independent practice associations, management service organizations, physician practice management organizations, management care organizations and other providers of health care services in the United States. MMHS develops, markets and supports the Medical Manager practice management system, which addresses the financial, administrative, clinical and practice management needs of physician practices. The Medical Manager system has been implemented in a wide variety of practice settings from small physician groups to multi-provider independent practice associations and management service organizations. MMHS's proprietary systems enable physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of the Medical Manager software in 1982, MMHS's installed base has grown to over 25,000 client sites, representing more than 80 practice specialties, making it the most widely installed physician practice management system in the United States to date.

     The Company's plastics and filtration technologies business is conducted through Porex Technologies Corp. and its affiliated companies ("Porex"). Over the past 36 years Porex has established a leading reputation in the porous plastics industry as a designer, manufacturer and distributor of porous and solid plastic components and products. Porex's porous and solid plastic components and products are used by other manufacturers in a wide range of healthcare, consumer, life sciences and industrial applications primarily to filter, wick, diffuse, drain, vent or control the flow of fluids or gases.

     In January 1999, the Company formed CareInsite, Inc. ("CareInsite") and contributed to it substantially all of the assets and liabilities of the Company's healthcare electronic commerce business. CareInsite is in the development stage. CareInsite intends to provide a broad range of healthcare electronic commerce services which will leverage Internet technology to improve communication among physicians, payers, suppliers and patients and is developing a comprehensive set of transaction, messaging and content services to the healthcare industry participants. The provision of products and services using Internet technology in the healthcare electronic commerce industry is subject to risks, including but not limited, to those associated with competition from existing companies offering the same or similar services, uncertainty with respect to market acceptance of its products and services, rapid technological change, management of growth, availability of future capital and minimal previous record of operations or earnings.

     On June 16, 1999, CareInsite completed its initial public offering of 6,497,500 shares of its common stock (the "Offering"). The net proceeds of the Offering were approximately $106,446,000. The Company currently owns 68.5% of CareInsite.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) Nature of Operations  and Summary of Significant  Accounting  Policies:
(continued)

Principles of Consolidation--

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned operating subsidiaries, including MMHS and Porex, and its majority owned subsidiary, CareInsite, after elimination of all material intercompany accounts and transactions. Prior to acquisition, Health Systems' year end was December 31. For fiscal years ended June 30, 1999 and 1998, Health Systems' results have been restated to reflect its operations to correspond with the Company's fiscal year end of June 30. The Company combined its historical operations for the fiscal year ended June 30, 1997 with the financial position, results of operations and cash flows of Health Systems for the calendar year ended December 31, 1996. The statement of changes in stockholders' equity and statement of cash flows include adjustments to reflect the operations of Health Systems for the period from January 1, 1997 through June 30, 1997. During this period, Health Systems generated revenues and net income of $44,408,000 and $4,906,000, respectively. Prior to acquisition, each of the Second Quarter Acquired Companies' year ends were December 31, except for Clinical and TKI which were June 30 and March 31, respectively. For the fiscal year ended June 30, 1999, results for the Second Quarter Acquired Companies that were not on a June 30 year end have been restated to reflect their operations to correspond with the Company's fiscal year end of June 30. The Company combined its historical operations for the fiscal years ended June 30, 1998 and June 30, 1997 with each of the Second Quarter Acquired Companies' financial position, results of operations and cash flows for their respective years ends. The statement of changes in stockholders' equity and statement of cash flows include adjustments to reflect the operations of the Second Quarter Acquired Companies with a December 31 year end for the period from July 1, 1998 through December 31, 1998 and TKI for the period from April 1, 1998 through June 30, 1998. During this period, those Second Quarter Acquired Companies generated revenues and net loss of $3,386,000 and $99,000, respectively.


Foreign Currency Translation--

     Assets and liabilities of Porex's foreign manufacturing facilities are maintained in their functional currency and translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average exchange rates during the year. Foreign currency translation adjustments resulting from this process are charged or credited to accumulated other comprehensive income (loss) in stockholders' equity.

Revenue Recognition--

     Revenue is recognized for Porex's products upon shipment, net of sales returns and allowances. Service revenues within CareInsite are recognized as services are performed. Revenue from software licenses within MMHS is recognized upon sale and shipment. For the year ended June 30, 1999, revenue from the sale of systems within MMHS was recognized in accordance with SOP 97-2, Software Revenue Recognition. SOP 97-2 requires the total contract revenue to be allocated to the various elements of the contract based upon objective evidence of the fair values of such elements and allows for only the allocated revenue to be recognized upon completion of those elements. Prior to adopting SOP 97-2, revenue from the sale of systems was recognized when the system was installed and when the related client training was completed. The effect of the adoption of SOP 97-2 was not significant to the Company's results of operations. Amounts billed in advance of recognized revenue are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of revenue for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

Use of Estimates--

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) Nature of Operations  and Summary of Significant  Accounting  Policies:
(continued)

Cash and Cash Equivalents--

     The Company considers all investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation and for the consolidated statements of cash flows. These short-term investments are stated at cost, which approximates market.

Marketable Securities--

     Management determines the appropriate classification of its investments in debt securities at the time of purchase and re-evaluates such determinations at each balance sheet date. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at cost, net of unamortized premium or discount. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value as of the balance sheet date. At June 30,1999, the Company's investments consisted principally of U.S. Treasury Notes and Federal Agency notes. These investments had an aggregate market value of $298,037,000 and $229,683,000 at June 30, 1999 and 1998,
respectively. Of the investments at June 30,1999, $54,670,000 were debt securities classified as available-for-sale maturing within one year. Unrealized gains on these securities was $278,000 at June 30, 1999. All of the Company's marketable securities at June 30, 1998 were classified as held-to-maturity. At June 30, 1999, gross unrealized gains pertaining to marketable securities and other investments were $1,523,000. Gains and losses on the sale of marketable securities and other investments are calculated using the specific identification method. Subsequent to year end, the Company purchased $50,000,000 principal amount of Federal Agency notes maturing June 2001.

Inventories--

     Inventories are stated at the lower of (first-in, first-out) cost or market. Cost for manufactured products includes raw materials, direct labor, and manufacturing overhead. Market is based on current replacement cost for raw materials and supplies and on net realizable value for work-in-process, finished goods and peripheral computer equipment. Inventories consisted of the following (in thousands):
                                                           June 30,
                                                 ---------------------------
                                                   1999                1998
                                                 -------             -------
Raw materials and supplies..................      $4,645              $3,219
Work-in-process.............................       1,600                 677
Finished goods..............................       6,515               1,917
Peripheral computer equipment...............       3,047               3,496
                                                 -------             -------
                                                 $15,807              $9,309
                                                 =======             =======
Property, Plant and Equipment--

     Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Annual depreciation rates range from 2% to 5% for buildings and improvements and from 9% to 33% for machinery and equipment and furniture and fixtures. For income tax purposes, certain assets are depreciated using accelerated methods. Expenditures for maintenance, repair and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

Product Development Costs--

     Software--

     The Company incurs costs for the production of computer software for use in the sale of CareInsite's services. All costs in the software development process which are classified as research and development costs are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, software development costs are capitalized until the software is commercially available. Costs capitalized include direct labor and related overhead for

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) Nature of Operations  and Summary of Significant  Accounting  Policies:
(continued)

software produced by CareInsite and the costs of software licensed from third parties. Such costs are recorded at the lower of unamortized cost or net realizable value. During the year ended June 30, 1999, CareInsite abandoned its development efforts with respect to certain of its products and services. Those efforts were abandoned as a result of encountering a high risk development issue associated with integrating those products and services with the acquired Cerner technology (See Note 3).

     Accordingly, the capitalized software costs related to these products and services in the amount of $2,381,000 were written off and included in development expenses for the year ended June 30, 1999. As of June 30, 1999 and 1998, capitalized internally generated costs were $4,353,000 and $4,368,000, respectively. As of June 30, 1999 and 1998, amounts capitalized for software licensed from vendors were $26,977,000 and $604,000, respectively. Software licensed  from vendors  primarily  relates to the  perpetual  software  licenses obtained from Cerner. For the year ended June 30, 1997, $5,228,000 of costs associated with the acquisitions of certain intellectual property and software technologies were expensed as research and development as technological feasibility had not been reached.

     The Company also incurs costs for the development of software for sale in its physician practice management information systems business. To date, the period between achieving technological feasability and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     Plastics and Filtration Technologies--

     The Company incurs costs for the development of new and improved products, product applications and manufacturing processes using porous and injection molded plastics. These development costs are expensed as incurred.

Accrued and other liabilities--

     Accrued and other liabilities consisted of the following (in thousands):


                                                            June 30,
                                                 ----------------------------
                                                   1999                  1998
                                                 -------              -------
     Accrued payroll and benefit costs......     $ 9,521              $ 6,641
     Accrued acquisition costs..............       2,177                  839
     Accrued interest.......................       3,146                3,044
     Accrued professional fees..............       2,710                  809
     Accrued legal costs....................       6,333                1,230
     Other..................................       7,128                5,540
                                                 -------              -------
         Total..............................     $31,015              $18,103
                                                 =======              =======

Income Taxes--

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which uses the liability method to calculate deferred income taxes. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income (See Note 7). A valuation allowance is provided against the future benefits of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) Nature of Operations  and Summary of Significant  Accounting  Policies:
(continued)

Net Income (Loss) Per Share--

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). The new standard simplifies the computation of net income per share and increases comparability to international standards. Under SFAS No. 128, basic net income per share is computed by dividing net income by the weighted_average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Convertible Debentures (See Note 6 and Note 15), if converted, would not have had a dilutive effect on net income per share for the periods presented.

     The Company adopted the new standard during fiscal 1998, beginning with the December 31, 1997 interim consolidated financial statements. In accordance with SFAS No. 128, all prior periods presented have been restated. The Company has historically reported its EPS on a fully diluted basis, which reflects the dilution resulting from employee stock options, warrants and convertible securities, if dilutive, and is comparable to the new diluted EPS reported.

     A reconciliation of weighted average shares outstanding (basic) to weighted average shares outstanding assuming dilution (diluted) follows:


                                                                               Years Ended June 30,
                                                                   -------------------------------------------
                                                                     1999             1998            1997 (2)
                                                                    ------           ------          ---------
     Weighted average shares outstanding (basic)..............      33,544            30,808          22,751
     Common stock equivalents (1).............................       3,119             2,668               -
                                                                    ------            ------          ------
     Weighted average shares outstanding
       assuming dilution (diluted)............................      36,663            33,476          22,751
                                                                    ======            ======          ======

(1) Issuable primarily under stock option plans.
(2) Common stock equivalents not reflected above as they were antidilutive.

Reclassifications--

     Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Goodwill and other intangible assets--

     Goodwill, which represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired, is amortized on a straight line basis over periods ranging from three to ten years for CareInsite acquisitions, 20 years for MMHS acquisitions and 35 to 40 years for plastics and filtration technologies acquisitions. Intangible assets primarily relate to patented and unpatented technologies and tradenames and are amortized on a straight line basis over periods ranging from 19 to 40 years.

Accounting for Stock-Based Compensation--

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to continue following the guidance of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), for measurement and recognition of stock-based transactions with employees and non-employee directors. The Company discloses on a pro forma basis both net income and earnings per share as if the fair value based accounting method were used and the difference between compensation cost recognized under APB No. 25 and the fair value method of SFAS No. 123 (See Note 9).

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Nature of  Operations  and  Summary  of  Significant  Accounting  Policies:
(continued)

Recently Adopted Accounting Standards--

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, " Reporting Comprehensive Income" ("SFAS No. 130"), effective for fiscal periods beginning after December 15, 1997. The new standard requires that comprehensive income, which includes net income as well as certain changes in assets and liabilities recorded in stockholders' equity, be reported in the financial statements. The Company adopted SFAS No. 130 during the year ended June 30, 1999. The adoption of SFAS No. 130 increased the reporting disclosures and had no impact on the results of operations or financial position of the Company.

     In 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS No. 131"). SFAS No. 131 supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the industry segment approach with the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 had no impact on the results of operations or financial position of the Company. (See Note 14)

     In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits", ("SFAS No. 132"), was issued and is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other post-retirement benefit plans. The adoption of SFAS No. 132 will not have any impact on the results of operations or financial position of the Company.

Recently Issued Accounting Standards--

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP" 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense start-up costs as incurred. The Company is required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on the Company's financial condition or results of operations.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (2)  Acquisitions:

 Porex--

      Point Plastics--

     On July 21, 1998, the Company completed the acquisition of Point Plastics, Inc.("Point Plastics"), a manufacturing company located in Petaluma, California, for $34,399,942 in cash and 832,259 shares of the Company's common stock. The shares issued are subject to certain limitations restricting the liquidity and transferability of such shares. The fair value of the shares, as determined by management, was approximately $51.18 per share. Point Plastics designs, manufactures and distributes injection-molded, disposable laboratory plastics used for liquid handling in the life sciences marketplace.

     The acquisition was accounted for using the purchase method of accounting with the purchase price being allocated to assets acquired based on their estimated fair values. Point Plastics' results of operations have been included in the Company's financial statements beginning July 21, 1998.

     A preliminary summary of the purchase price allocation is as follows (in thousands):

         Cash and cash equivalents                          $ 5,089
         Marketable securities-short-term                     3,490
         Accounts receivable                                  2,170
         Inventories                                          3,629
         Other current assets                                 4,863
         Property, plant and equipment                       13,665
         Marketable securities-long-term                      3,155
         Goodwill                                            41,625
         Intangible assets                                   20,600
         Other assets                                           192
                                                            -------
                                                            $98,478
                                                            =======


     The intangible assets consist of the fair market values of unpatented technologies of $14,700,000 and tradename of $5,900,000. The goodwill, unpatented technologies, and tradename are being amortized over a period of 40 years, 30 years and 40 years, respectively.

     KippGroup--

     On January 22, 1999, the Company completed the acquisition of the KippGroup ("KippGroup"), a manufacturing company located in Ontario, California, for $75,000 in cash and 1,150,028 shares of the Company's common stock. The fair value of the shares, as determined by management, was approximately $40.70 per share.

     Of the purchase price, approximately $3,000,000 is held in escrow. If the KippGroup's earnings before interest and taxes as defined in the Purchase Agreement ("EBIT") for the 12 months ending June 30, 2000 are greater than $5,500,000, then the sellers will receive the funds held in escrow and the interest earned thereon. If the KippGroup's EBIT for such period is less than or equal to $5,500,000, the Company will retain the funds held in escrow and the interest earned thereon, which will be treated as a reduction in purchase price.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (2)  Acquisitions: (continued)

     If the KippGroup's EBIT for the 12 month period ending June 30, 2000 ("Determination Period EBIT") is greater than $5,500,000, then the sellers will be entitled to receive additional purchase price of up to approximately $13,500,000 (the "Earnout Amount"). Any additional purchase price is payable in cash or shares of the Company's common stock, at the discretion of the Company. The sellers will receive the same percentage of the Earnout Amount as the percent of $2,000,000 represented by the amount, if any, of KippGroup's Determination Period EBIT between $5,500,000 and $7,500,000.

     The acquisition was accounted for using the purchase method of accounting with the purchase price being allocated to assets acquired based on their estimated fair values. KippGroup results of operations have been included in the Company's financial statements beginning January 22, 1999.

     A preliminary summary of the purchase price allocation is as follows (in thousands):

        Cash and cash equivalents                            $ 3,333
        Accounts receivable                                    1,736
        Inventories                                            2,107
        Other current assets                                      73
        Property, plant and equipment                          9,001
        Goodwill                                               5,522
        Intangible assets                                     34,600
        Other assets                                              54
                                                             -------
                                                             $56,426
                                                             =======

     The intangible assets consist of the fair market values of patented technology of $2,200,000, unpatented technology of $19,200,000 and tradename of $13,200,000.

     The goodwill, patented technology, unpatented technology and trademark are being amortized on a straight_line method over a period of 40 years, 19 years, 30 years and 40 years, respectively.

Health Systems--

     During the year ended June 30, 1998, Health Systems acquired the following resellers (the "1998 Acquired Companies") of The Medical Manager software: (i) The Computer Clinic, Inc. and its affiliates based in Valhalla, New York; (ii) Medysis, Inc. based in Fort Wayne, Indiana; (iii) Computers for Medicine Corporation and Carecom, Inc. based in Englewood, Colorado; (iv) Unisource Systems, Inc. based in Corpus Christi, Texas; and (v) CompRx Systems Corporation based in Hauppauge, New York; (vi) Medical Practice Support Services, Inc. based in Pittsburgh, Pennsylvania; (vii) Health Care Management Solutions, Inc. d/b/a Healthcare Informatics, Inc. based in Springfield, Illinois ; (viii) Strategic Systems, Inc. based in Denver, Colorado; (ix) Intelligent Concept, Ltd. (U.S.A.) based in Los Angeles, California; (x) Health_Tech Systems, Inc. based in El Paso, Texas; (xi) Healthcare Automation Associates, Inc. based in Phoenix, Arizona; (xii) Qualified Technology, Inc. based in Baton Rouge, Louisiana. These acquisitions were accounted for using the pooling of interests method of accounting. The aggregate consideration paid for the 1998 Acquired Companies was 450,568 shares of common stock.

     Also during the year ended June 30, 1998, Health Systems acquired substantially all of the assets or all of the outstanding equity securities of the following 14 resellers (the "1998 Purchased Companies") of The Medical Manager software.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (2)  Acquisitions:  (continued)


Company Acquired                          Date of Acquisition      Location
-----------------                         -------------------      ---------

Artemis, Inc.                             July 30, 1997            Indianapolis, Indiana
Package Computer Systems, Inc.
D/b/a PAC-COMP                            August 1, 1997           Sterling Heights, Michigan
Boston Computer Systems, Inc.             August 6, 1997           Norwood, Massachusetts
Matrix Computer Consultants, Inc.         September 5, 1997        Norman, Oklahoma
Professional Management Systems, Inc.     September 10, 1997       St. Charles, Illinois
AMSC, Inc., together with its
wholly-owned subsidiary, AMSC Midwest,
Inc.                                      September 11, 1997       Orlando, Florida and Topeka, Kansas
Data Concepts, Inc.                       October 30, 1997         Boise, Idaho
Medical Systems Consultants, Inc.         October 30, 1997         Boise, Idaho
Advanced Practice Management, Inc.        November 10, 1997        San Diego, California
Medico Support Services, Inc.             November 18, 1997        Salem, Oregon
Companion Technologies of Florida, Inc.   December 31, 1997        Tampa, Florida
Companion Technologies of Texas           December 31, 1997        Arlington, Texas
Management Integrated Solutions           April 4, 1998            Houston, Texas
CSA  Provider Services                    June 25, 1998            Phoenix, Arizona


     The 1998 Purchased Companies were accounted for using the purchase method of accounting. The aggregate consideration paid for the 1998 Purchased Companies was 251,047 shares of common stock, $4,450,041 in cash and the issuance of $6,000,000 in debt.

     During the year ended June 30, 1999, Health Systems executed and closed agreements to acquire the following resellers of The Medical Manager software (the 1999 Acquired Companies): (i) Medical Systems, Inc. based in Dallas, Texas;
(ii) Prism Microcomputers, Inc. based in Fairfax, Virginia; (iii) Advantage Medical Systems, Inc. based in Hurricane, West Virginia; (iv) Medical Design and Images, Inc. based in Austin, Texas; (v) Lee Data Systems, Inc. based in Plymouth Meeting, Pennsylvania; and (vi) MedData Corporation based in Elliot City, Maryland; (vii) Advanced Medical Office Systems, Inc. d/b/a I.E. Corporation based in Stockton, California; (viii) Specialized Computer Systems, Inc. based in DuBois, Pennsylvania; (ix) Shared Business Services, Inc. based in Clearwater, Florida; (x) Uniserv, Inc. based in Baton Rouge, Louisiana; (xi) Meditech, Inc. based in Clarksville, Indiana; (xii) Business Support Systems, Inc. based in Chesapeake, Virginia; (xiii) Quantum Healthcare Systems, Inc. based in Fresno, California; (xiv) Western Healthcare based in San Luis Obispo, California; (xv) Donald Friesen & Associates based in Bakersfield, California; and (xvi) Diversified Management Services, Inc. based in Oklahoma City, Oklahoma. The acquisitions of the 1999 Acquired Companies were accounted for using the pooling of interests method of accounting. The aggregate consideration paid for the 1999 Acquired Companies consisted of 386,353 shares of common stock.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)  Acquisitions: (continued)

     During the year ended June 30, 1999, Health Systems or its affiliates executed and closed agreements to acquire substantially of the assets, or all of the Medical Manager assets, of the following companies (the 1999 Purchased Companies):

Company Acquired                           Date of Acquisition        Location
-----------------                          -------------------        --------

Wahltek, Inc.                              September 1, 1998          Des Moines, Iowa
LLBC Enterprises, Inc.                     September 21, 1998         San Antonio, Texas
Circle Software                            November 30, 1998          Ft. Lauderdale, Florida
ProMed Systems, Inc.                       December 31, 1998          New Haven, Connecticut
MSO Billing Services, Inc.                 December 31, 1998          Dallas, Texas
Medical Systems Plus                       March 19, 1999             LaFayette, Louisiana
Premier Support Services, Inc.             March 24, 1999             Dallas, Texas
PM2000 Business of CSC Healthcare, Inc.    March 31, 1999             Birmingham, Alabama
Raven Healthcare Management, Inc.          June 4,  1999              Nashville, Tennessee
Network Group Division of Blue Cross Blue
Shield of Georgia                          June 30, 1999              Atlanta, Georgia


     The acquisitions of the 1999 Purchased Companies were accounted for using the purchase method of accounting. The aggregate consideration paid for the 1999 Purchased Companies consisted of $8,801,680 in cash and 2,151 shares of common stock.

     The 1998 Acquired Companies and the 1999 Acquired Companies are referred to collectively as the Acquired Companies. The 1998 Purchased Companies and the 1999 Purchased Companies are referred to collectively as the Purchased Companies.

     The acquisitions of the Acquired Companies have been accounted for as pooling-of-interests, and accordingly, the consolidated financial statements for the periods presented have been restated to include the Acquired Companies. The Acquired Companies generated revenues of $9,930,000 for the period July 1, 1998 through their respective acquisition date, revenues of $23,119,000 for the year ended June 30, 1998 and $32,826,000 for the year ended December 31, 1996 (1999 Acquired Companies) or through their respective acquisition date (1998 Acquired Companies). Net income of the Acquired Companies was $423,000 for the period July 1, 1998 through their respective acquisition date and $298,000 for the year ended June 30, 1998 (1999 Acquired Companies) or through their respective acquisition date (1998 Acquired Companies) and a net loss of $475,000 for the year ended December 31, 1996. Changes in the Acquired Companies' stockholders' equity for the period July 1, 1998 through their respective acquisition date was $731,000. Changes in the Acquired Companies' stockholders' equity was $1,386,000 for the year ended June 30, 1998 (1999 Acquired Companies) or through their respective acquisition date (1998 Acquired Companies). Changes in the Acquired Companies Stockholders' Equity for the year ended December 31, 1996 was $422,000.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (2)  Acquisitions: (continued)

 CareInsite--

      Med-Link--

     On May 24, 1999, CareInsite acquired Med-Link Technologies, Inc. ("Med-Link"), a provider of electronic data interchange services based in Somerset, New Jersey. The purchase price for the outstanding capital stock of Med-Link was $14,000,000 in cash. The acquisition was accounted for using the purchase method of accounting with the purchase price being allocated to assets acquired based on their estimated fair values. The operations of Med-Link are included in the Company's financial statements beginning May 24, 1999. Goodwill of $13,450,000 is being amortized over ten years based on a straight-line method.

     A preliminary summary of the purchase price allocation is as follows (in thousands):
                   Cash                                    $     20
                   Accounts receivable                          711
                   Other assets                                  38
                   Property, plant and equipment                459
                   Goodwill                                  13,450
                                                           --------
                                                           $ 14,678
                                                           ========

     Avicenna--

     On December 24, 1996, the Company acquired the outstanding equity and indebtedness (including employee stock options) of Avicenna, a privately-held, developmental-stage company located in Cambridge, Massachusetts, for 428,643 shares of the Company's common stock and 161,015 shares of the Company's common stock to be issued in connection with the exercise of employee stock options. The shares issued are subject to certain limitations restricting the liquidity and transferability of such shares. The fair value of the shares, as determined by management, was approximately $47.37 per share. A discount was applied to the market value of the Company's stock to reflect the limitations restricting the liquidity and transferability of such shares to arrive at this amount. As additional consideration, the Company agreed to issue to certain sellers, nontransferable warrants covering 250,000 shares of the Company's common stock, exercisable after December 23, 1998 at a price of $54.50 per share. Avicenna's business plan has been to market and build Intranets for managed care organizations, hospitals and physician groups. The acquisition was accounted for using the purchase method with the purchase price being allocated to assets acquired based on their estimated fair values. Avicenna's results of operations have been included in the Company's financial statements since December 24, 1996.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (2)  Acquisitions: (continued)

     A summary of the purchase price allocation is as follows (in thousands):

           Cash                                                  $     42
           Short-term investments                                     240
           Other assets                                               216
           Property, plant and equipment                              759
           Acquired in-process research and development            28,600
           Intangible assets                                        1,502
           Goodwill                                                   116
                                                                 --------
                                                                 $ 31,475
                                                                 ========

     The intangible assets of $1,502,000 represent the estimated fair market value of Avicenna's existing technical staff. The amount allocated to technical staff was determined based on the estimated costs to recruit, train and develop a replacement workforce. The significant assumptions include salary and benefit levels and expected employee turnover rate.

     The amount allocated to acquired in-process research and development of $28,600,000 was determined using established valuation techniques. Remaining amounts have been allocated to goodwill and were amortized over a two-year period.

     CareAgents--

     On January 23, 1997, the Company acquired CareAgents for 106,029 shares of the Company's common stock. The shares issued are subject to certain limitations restricting the liquidity and transferability of such shares. The fair value of the shares, as determined by management, was approximately $30.65 per share. A discount was applied to the market value of the Company's common stock to reflect the two year limitation restricting the liquidity and transferability of such shares to arrive at this amount. CareAgents was an early development stage company focused on Internet-based clinical commerce applications. The acquisition was accounted for using the purchase method with the purchase price being allocated to acquired in-process research and development of $3,585,000, based on its fair value. CareAgents' results of operations have been included in the Company's financial statements since January 23, 1997. The amount allocated to acquired in-process research and development of $3,585,000 was determined using established valuation techniques.

 Pro forma Information--

     The following summary, prepared on a pro forma basis, combines the results of operations of the Company, Point Plastics, KippGroup, Med-Link and the acquisition of the Purchased Companies assuming the acquisitions were consummated at the beginning of the periods presented (in thousands, except per share data):

                                               Year Ended June 30,
                                       --------------------------------
                                         1999                    1998
                                       --------                --------
                                                  (unaudited)
Net revenues                           $288,425                $249,604
Net income                               16,547                  23,403
Net income per share-basic                $0.48                   $0.71
Net income per share-diluted              $0.44                   $0.66

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)  Acquisitions: (continued)

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results.

     Acquired In-Process Research and Development--

     The amounts allocated to acquired in-process research and development of approximately $28,600,000 and $3,585,000 related to Avicenna and CareAgents, respectively, were expensed in the periods of acquisition, with no corresponding tax benefits, as such research and development was in process at the time of the acquisitions and had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made are as follows:

     Avicenna-

     The amount allocated to acquired in-process research and development of $28,600,000 was determined based on an income approach valuation methodology. The valuation projected revenue and costs over a nine year period with profitability commencing in three years and increasing steadily through year nine. The assumptions on which the projections were based are subject to a high degree of uncertainty. The more significant uncertainties were those regarding the timing and extent of the estimated revenues associated with this technology as well as the estimated costs to complete the development. A nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent with the expected useful life of the Intranets under development. The resulting operating cash flows were then reduced by working capital and capital expenditures and discounted to present value based upon a discount rate of 30%.

     Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was no alternative future use for the technology then developed.

     Avicenna had incurred approximately $1,263,000 in research and development costs to develop the technology to its then current status. Significant costs remained to complete the technological capabilities of its product line and then migrate those capabilities to a new business model envisioned by the Company.

     CareAgents--

     The entire purchase price of $3,585,000 was assigned to acquired in-process research and development. The purchase price allocation to acquired in-process research and development was determined based on an income approach methodology. The assumptions on which the projections were based are subject to a high degree of uncertainty. The more significant uncertainties were those regarding the timing and extent of the estimated revenues associated with this technology as well as the estimated costs to complete the development, as the company was in its initial stages of development. A nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent with the expected useful life of the Intranets under development. The resulting operations cash flows were then reduced by working capital and capital expenditures and discounted to present value based upon a discount rate of 50%.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (3)  Significant Transactions:

     In October 1998, the Company entered into agreements in principle with two strategic partners for its healthcare electronic commerce business --The Health Information Network Connection LLC ("THINC") and Cerner Corporation ("Cerner"). In January 1999, the Company formed CareInsite and contributed to it substantially all of the assets and liabilities of the Company's healthcare electronic commerce business and $10,000,000 in cash. During the year ended June 30, 1999, CareInsite completed the transactions described below:

THINC --

     In January 1999, CareInsite, THINC, and THINC founding members, Greater New York Hospital Association, Empire Blue Cross and Blue Shield ("Empire"), Group Health Incorporated ("GHI") and HIP Health Plans ("HIP") entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, CareInsite (i) acquired a 20% ownership interest in THINC in exchange for $1,500,000 and a warrant to purchase an aggregate of 4,059,118 shares of common stock of CareInsite, (ii) agreed to extend senior loans to THINC of $2,000,000 and $1,500,000 of working capital line of credit (the "Working Capital Line of Credit"), (iii) entered into a Management Services Agreement with THINC pursuant to which CareInsite will manage all operations of THINC, including, providing THINC with certain content and messaging services, (iv) licensed to THINC content and messaging services for use over the THINC network and (v) entered into Clinical Transaction Agreements with each of Empire, GHI, and HIP (the "THINC Payers") to provide online prescription laboratory transaction services. CareInsite`s Clinical Transaction Agreement with GHI specifies that CareInsite does not have the right to provide prescription communication services to GHI unless either CareInsite enters into an agreement with GHI's pharmacy benefit manager outlining a methodology for the implementation of such services or GHI elects to proceed without such an agreement. GHI's current pharmacy benefit manager is Merck_Medco, a company with whom the Company and CareInsite are currently involved in litigation (See Note 10). To date, CareInsite has not entered into any such agreement with Merck-Medco and GHI has not made such election.

     As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC Payers whereby the THINC Payers agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions.

     The warrant issued to THINC is exercisable at a price per share of $4.00, 180 days following the Offering of CareInsite's common stock. The warrant expires on January 1, 2006 subject to certain exceptions. The warrant and shares of CareInsite's common stock issuable upon exercise of the warrant are subject to certain restrictions on transfer. The estimated fair value of the warrant on the date issued was approximately $1,700,000, as determined using the Black_Scholes option pricing model. CareInsite accounts for its investment in THINC using the equity method of accounting.

Cerner--

     In January 1999, CareInsite also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Cerner, a publicly traded corporation, is a supplier of clinical and management information systems for healthcare organizations. Under this arrangement, CareInsite, among other things, obtained a perpetual software license to the functionality embedded in Cerner's Health Network Architecture ("HNA") including HNA Millennium Architecture in exchange for 12,437,500 shares of CareInsite's common stock (such shares are subject to certain restrictions on transfer and other adjustments). In addition, CareInsite has issued to Cerner a warrant to purchase up to 1,008,445 shares of common stock at $4.00 per share, exercisable only in the event THINC exercises its warrant. Also, CareInsite will issue to Cerner 2,503,125 additional shares of common stock on or after February 15, 2001 at $0.01 per share in the event the CareInsite has achieved a stated level of physician participation by 2001. The software acquired from Cerner was valued at $20,800,000 based on the value of the equity consideration as determined using an income approach valuation methodology. A ten year forecast of revenues and costs was prepared with the resulting cash flows reduced by working capital and capital expenditures and then discounted to present value based on a weighted average discount rate of 30%. Additionally, because the shares issued to Cerner have no ready market and contain restrictions on transferability, a 15% lack of marketability discount was applied. In connection with CareInsite's strategic relationship with Cerner, CareInsite sold Cerner a beneficial interest to 2% of THINC.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (3)  Significant Transactions: (continued)

     As beneficial owner Cerner will receive any dividends, income and liquidation or disposition proceeds related to Cerner's 2% interest. However, CareInsite will remain the owner of record, will exercise voting rights and will have the right to sell, transfer, exchange, encumber, or otherwise dispose of this 2% interest. Cerner has also agreed to fund $1,000,000 of CareInsite's $2,000,000 senior loan to THINC. Additionally, CareInsite and Cerner entered into a Marketing Agreement that allows for the marketing and distribution of CareInsite's services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information systems. In addition, Cerner committed to make available engineering and systems architecture personnel and expertise to accelerate the deployment of CareInsite's services, as well as ongoing technical support and future enhancements to HNA. For the year ended June 30, 1999, CareInsite has paid to Cerner $320,000 for these services.

     Concurrent with the Offering CareInsite sold 537,634 shares of its Common Stock to Cerner for cash proceeds of $9,000,000. As of June 30, 1999 Cerner owned 18.7% of CareInsite.

Horizon Blue Cross Blue Shield of New Jersey --

     In June 1999, CareInsite entered into a five and one_half year agreement with Horizon Blue Cross Blue Shield of New Jersey ("Horizon") to provide online prescription, laboratory and managed care communication services. In connection with this transaction, among other things, the CareInsite issued to Horizon a warrant to purchase an aggregate of 811,824 shares of common stock of CareInsite. The warrant issued to Horizon is exercisable 30 months following the offering of CareInsite's common stock. The exercise price per share is $18.00. The warrant expires January 4, 2005. The warrant and shares of CareInsite's common stock issuable upon exercise of the warrant are subject to certain restrictions on transfer. The estimated fair value of the warrant on the date issued was approximately $6,725,000, as determined using the Black-Scholes option pricing model. The Company has included the value of the warrant as part of intangible assets, which is being amortized over the term of the contract.

Medical Manager Health Systems Inc. --

     MMHS and CareInsite have entered into an agreement under which CareInsite will be the exclusive provider of certain network, web hosting and transaction services to MMHS. Under this agreement CareInsite intends to provide healthcare e-commerce services to MMHS's physician base. CareInsite intends to use MMHS's sales and support network as a platform from which to distribute, install and support CareInsite's transaction, messaging and content services to MMHS physicians.

America Online Agreement --

     On September 15, 1999, CareInsite entered into a strategic alliance with America Online, Inc. ("AOL") for CareInsite to be AOL's exclusive provider of a comprehensive suite of services that connect AOL's 18 million members, as well as CompuServe members and visitors to AOL's Web-based brands Netscape, AOL.COM and Digital City (collectively, "AOL Members"), to physicians, health plans, pharmacy benefit managers, covered pharmacies and labs. Under the agreement, CareInsite and AOL have agreed to create co-branded sites which will enable AOL Members to manage their healthcare through online communication with their physicians, health plans, pharmacy benefit managers, covered pharmacies and labs. Through this arrangement, AOL Members will have access to CareInsite's secure, real-time services being developed that allow them, among other things, to select and enroll in health plans, choose their providers, schedule appointments, renew and refill plan-approved prescriptions, view lab results, review claims status, receive explanations of benefits, review patient education materials provided by their health plans, understand plan policies and procedures and receive plan treatment authorizations.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)  Significant Transactions: (continued)

     CareInsite and AOL have also agreed to collaborate in sales and marketing to the healthcare industry, and they intend to leverage their alliance into cross-promotional and shared advertising revenue initiatives. Under the financial terms of the arrangement, CareInsite has agreed to make $30,000,000 of guaranteed payments to AOL.

     Under a separate agreement entered into in September 1999, AOL purchased 100 shares of newly issued CareInsite convertible redeemable preferred stock ("Preferred Stock") at a price of $100,000 per share, or $10 million of Preferred Stock in the aggregate, with an option to purchase up to an additional 100 shares of Preferred Stock in September 2000 at the same price. At the option of AOL, in March 2002, the Preferred Stock is either redeemable in whole for $100,000 per share in cash or convertible in whole, on a per share basis, into
(i) the number of shares of CareInsite's common stock equal to $100,000 divided by $49.25 (or 2,030.5 shares) subject to certain antidilution protections and
(ii) a warrant exercisable for the same number of shares of CareInsite's common stock, or 2,030.5 shares, at a price of $49.25 per share subject to certain antidilution protections. In the event that AOL elects to convert the 100 shares of Preferred Stock it purchased in September 1999, it would receive 203,046 shares of CareInsite's common stock and a Warrant exercisable into an additional 203,046 shares at $49.25 per share. The Preferred Stock is non-voting and no dividend is payable on the Preferred Stock unless CareInsite declares a dividend on its common stock.

(4)  Stockholders' Equity:

     In April 1997, the Company announced that its Board of Directors authorized a repurchase program involving the purchase of the Company's common stock and outstanding convertible debentures not to exceed $15,000,000 in the aggregate. For the years ended June 30, 1999 and June 30, 1998, the Company repurchased 10,700 and 6,000 shares at a cost of approximately, $364,000 and $216,000, respectively. The Company has reissued all of these shares for employee stock option exercises. In August 1999, the board of directors rescinded the repurchase program.

     On July 23, 1999, the Company amended and restated Article Four of its Certificate of Incorporation, increasing the number of authorized shares to 310,000,000 of which 300,000,000 were designated as common stock. The financial statements have been adjusted retroactively to reflect this Amendment.

(5)  Increase in Carrying Value of CareInsite:

     Securities and Exchange Commission Staff Accounting Bulletin No. 51 Accounting for Sales of Stock by a Subsidiary, permits the difference between the carrying value of the parent's investment in its subsidiary and underlying book value of the subsidiary after a stock issuance by the subsidiary to be reflected as a gain or loss in the consolidated financial statements, or as a capital transaction. However, for sales of stock by a subsidiary in the development stage, gain recognition is not permitted. Accordingly, as CareInsite is a development stage company, the Company recorded a credit to paid-in capital of $54,257,000, net of deferred taxes as a result of the shares issued by CareInsite during the year ended June 30, 1999.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)    Long-Term Debt:

     The following table summarizes the company's long-term debt as of June 30, 1999 and 1998 (in thousands):


                                                                                        June 30,
                                                                             ----------------------------
                                                                                1999                1998
                                                                               ------              ------
Convertible subordinated debentures due 2007 with
  interest at 5% payable semi-annually(1)..............................       $159,484            $159,500
Note payable to former shareholders of Point
 Plastics due April 2003 with interest at 6.23% payable
  quarterly (2)........................................................          6,531                   -
Notes payable, remainder of purchase price for acquisitions with interest at 5.5%, $41,000 due on demand and $2,000,000
  due January 15, 2000.................................................          2,041               4,204
Other long-term debt (3)...............................................          4,517               2,425
                                                                              --------            --------
Total..................................................................        172,573             166,129
  Less current portion ................................................          3,577               4,163
                                                                              --------            --------
Long-term portion......................................................       $168,996            $161,966
                                                                              ========            ========

     (1) In February 1997, the Company issued to the public $165,000,000 aggregate principal amount of its 5% convertible subordinated debentures due 2007 (the "Convertible Debentures"). The Convertible Debentures are convertible at any time prior to maturity, unless previously redeemed into shares of the Company's common stock, at a conversion price of $60.00 per share, subject to adjustment under certain circumstances. In connection with the issuance of the Convertible Debentures, the Company recorded debt issuance costs of approximately $5,100,000 that are included in other assets , net of accumulated amortization costs, in the consolidated financial statements. Such costs are being amortized to interest expense using the effective interest method over the life of the Convertible Debentures. In conjunction with the repurchase program discussed in Note 4, the Company repurchased $5,500,000 face amount of Convertible Debentures during the fiscal year ended June 30, 1998 and subsequently retired these debentures during the fiscal year ended June 30, 1999. In addition, holders of $16,000 principal amount of the Company's Convertible Debentures redeemed their Convertible Debentures into approximately 267 shares of the Company's common stock during the fiscal year ended June 30, 1999.

     (2) The Note payable of $6,531,000 is to a former shareholder of Point Plastics. The note is callable under certain circumstances.

     (3) The other long term debt included above consists of various loans with interest rates ranging from 7.75% - 18.00%.

     The annual maturities of long-term debt are as follows (in thousands):

June 30,
--------
2000  ................................................$  3,577
2001  .....................................................900
2002  .....................................................574
2003  ...................................................6,975
2004  .....................................................318
THEREAFTER ............................................160,229

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (7)  Income Taxes:

     The income tax provisions are summarized as follows (in thousands):

                                                                        Years Ended June 30,
                                                      --------------------------------------------------------
                                                         1999                 1998                      1997
                                                        -----                -----                     -----
Current:
Federal............................................    $ 9,029              $ 9,930                  $  5,617
Foreign............................................      1,565                1,301                     1,063
State..............................................      1,521                1,343                       509
                                                       -------              -------                  --------
  Total current....................................     12,115               12,574                     7,189
                                                       -------              -------                  --------
Deferred:
Federal............................................        768                1,336                    (4,293)
State..............................................       (576)                (108)                      (43)
                                                       --------             --------                 ---------
  Total deferred...................................        192                1,228                    (4,336)
                                                       --------             --------                 ---------
Total income tax provision.........................    $12,307              $13,802                  $  2,853
                                                       ========             ========                 =========


     A reconciliation of the income tax provision, computed by applying the federal statutory rate to income before taxes, and the actual provision for income taxes is as follows:

                                                                        Years Ended June 30,
                                                        ---------------------------------------------------
                                                          1999                1998                   1997
                                                         ------              ------                 ------
Federal statutory rate.............................      35.0%               35.0%                 (35.0)%
State tax, net of federal benefit..................       2.4                 2.9                    3.5
Foreign tax........................................       1.6                 1.0                    0.6
Minority interest of consolidated subsidiary.......      (3.3)                  -                      -
S-Corporations acquired not subject to income tax..         -                   -                  (10.5)
Change in valuation allowance......................       7.6                   -                      -
Dividend exclusion.................................         -                   -                   (2.6)
Non-deductible research and development............         -                   -                   57.6
 Other, net .......................................      (2.2)               (0.7)                   1.4
                                                         -----               -----                 ------
                                                         41.1%               38.2%                  15.0%
                                                         =====               =====                 ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1999 and 1998 are as follows (in thousands):

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7)  Income Taxes: (continued)

                                                                                     June 30,
                                                         ---------------------------------------------------------------
                                                                  1999                                  1998
                                                        ---------------------------             -----------------------
                                                         Current          Long-term              Current      Long-term
                                                         -------          ---------              -------      ----------
Deferred Tax Assets:
Accrued expenses...............................          $  2,263         $       -             $  2,511        $      -
Net operating loss carryforwards...............                 -            19,843                    -           3,637
Bad debts......................................               273                 -                  173               -
Inventory......................................               387                 -                  319               -
Prepaid and other..............................               445                 -                  353               -
Deferred revenue...............................               650                 -                  425               -
Deferred compensation (stock options)..........                 -             1,780                    -           1,739
                                                         --------         ---------             --------        --------
  Gross deferred tax assets....................             4,018            21,623                3,781           5,376
                                                         --------         ---------             --------        --------
  Valuation allowance related to net operating losses       ( 216)             (703)                   -               -
                                                         --------         ---------             --------        --------
  Total deferred tax assets....................          $  3,802         $  20,920             $  3,781        $  5,376
                                                         --------         ---------             --------        --------
Deferred Tax Liabilities:
Depreciation and amortization..................          $      -         $  10,881             $      -        $  1,063
Sale of stock by a subsidiary..................                 -            33,285                    -               -
Section 481 (a) adjustment.....................                 -                 -                    -             570
Capitalized research and development costs.....                 -             1,651                    -           1,143
Accrued expenses...............................                 -               763                    -             122
Other  ........................................                 -               517                    -             386
                                                        ---------         ---------             --------        --------
  Total noncurrent deferred tax liabilities ...                 -            47,097                    -           3,284
                                                        ---------         ---------             --------        --------
  Net deferred tax asset (liability)...........         $   3,802         $ (26,177)            $  3,781        $  2,092
                                                        =========         ==========            ========        ========

     As of June 30, 1999, the Company has available net operating loss carryforwards totaling $55,738,000, $6,537,000 related to CareInsite. Effective with the Offering of CareInsite's common stock on June 16, 1999, the Company will no longer consolidate CareInsite for federal income tax purposes. As CareInsite is in the development stage, a valuation allowance was established for the net operating loss related to CareInsite for the period when CareInsite was no longer included in the Company's consolidated federal income tax return. The Company has assessed its past earnings history and trends and expiration dates of its net operating loss carryforwards and has determined that it is more likely than not that the net operating loss carryforwards, except those related to CareInsite as CareInsite is in the development stage, will be realized.

Tax sharing agreement --

     Effective June 16, 1999 CareInsite no longer files a consolidated federal income tax return with the Company, but will continue to file a combined tax return with the Company for California income tax purposes. The Company and CareInsite entered into a tax sharing agreement providing, among other things, that, for periods prior to the Offering and during which CareInsite was included in the Company's consolidated federal income tax returns, the CareInsite will be required to pay the Company an amount equal to CareInsite's federal income tax liabilities for these periods, determined as if the CareInsite had filed federal income tax returns on a separate company basis. Additionally, for periods both before and after the Offering, in situations where the CareInsite files a combined return with the Company for state income tax purposes, such as for California, CareInsite will be required to pay the Company an amount equal to CareInsite's state income tax liabilities, determined as if CareInsite had filed state income tax returns on a separate company basis. If CareInsite experiences a net operating loss resulting in no federal or state income tax liability for a taxable period in which it was included in the Company's consolidated federal or combined state income tax returns, CareInsite will be entitled to a payment from the Company equal to the reduction, if any, in the federal or state income tax liability of the Company consolidated group by reason of the use of CareInsite's net operating loss. Further, under the tax sharing agreement, if CareInsite receives a net tax benefit for certain equity based compensation arrangements involving the Company stock, or for the payment by the Company of certain litigation expenses and damages pursuant to the terms of an indemnification agreement between CareInsite and the Company, then CareInsite is required to pay an amount equal to those tax benefits to the Company when they are actually realized by CareInsite. The tax sharing agreement also provides for the Company to conduct tax audits and tax controversies on CareInsite's behalf for periods, and with respect to returns, in which CareInsite is included in the Company consolidated or combined returns.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (8)  Pension and Profit Sharing Plans:

     The Company has defined benefit pension plans covering a majority of its employees. On May 1, 1998 the Company ceased all benefit accruals under the plan. This event resulted in an immaterial curtailment gain. The change in benefit obligation, change in plan assets and reconciliation of funded status for 1999 and 1998 are as follows:

                                                                                        June 30,
                                                                           --------------------------------
                                                                              1999                    1998
                                                                              ----                    ----
Change in benefit obligation:
  Benefit obligation at beginning of year.........................         $  5,426                $  4,978
  Service Cost....................................................                -                     248
  Interest Cost...................................................              306                     360
  Change in actuarial assumptions.................................              453                     130
  Change due to curtailment.......................................                -                    (194)
  Benefits paid...................................................              (97)                    (96)
                                                                           ---------               ---------
  Benefit obligation at end of year...............................         $  6,088                $  5,426
                                                                           =========               =========

     The following table sets forth the funded status of the plans and amounts recognized in the Company's consolidated balance sheets (in thousands):

                                                                                        June 30,
                                                                           --------------------------------
                                                                              1999                    1998
                                                                              ----                    ----
Change in plan assets:
  Fair value of plan assets at beginning of year..................         $  8,900                $  6,704
  Actual return on plan assets....................................              709                   2,132
  Employer contributions..........................................                -                     160
  Benefits paid...................................................              (98)                    (96)
                                                                           ---------               ---------
       Fair value of plan assets at end of year...................         $  9,511                $  8,900
                                                                           =========               =========

Reconciliation of funded status:
  Funded status...................................................            3,424                   3,473
  Unrecognized net gain...........................................           (3,180)                 (3,207)
  Unrecognized net transition amount..............................             (151)                   (173)
                                                                           ---------               ---------
       Prepaid pension benefit cost...............................         $     93                $     93
                                                                           =========               =========

                                                                                Year Ended June 30,
                                                                        -------------------------------------
                                                                         1999           1998            1997
                                                                         ----           ----            ----
Net periodic pension (benefit) cost:
  Service cost....................................................          -            248             277
  Interest cost...................................................        306            360             338
  Expected return on plan assets..................................       (175)          (567)         (1,377)
  Net amortization................................................       (131)           (97)            923
                                                                       -------        -------        -------
     Net periodic (benefit) cost..................................     $    -         $  (56)        $   161

     The Company funds the plans through annual contributions representing no less than the minimum amounts required as computed by actuaries to be consistent with the plans' objectives and government regulations.

     Assumptions used in the accounting for the Company's defined benefit plans as of June 30, 1999 and 1998 were:

                                                                       1999                1998             1997
                                                                      ------              ------           ------
Discount rate.....................................................     5.7%                7.5%              7.5%
Cost-of-living increase on benefit and pay limits.................      N/A               0%-5%             0%-5%
Expected rate of return on plan assets............................     5.0%                8.0%              8.0%

     Plan assets consist primarily of debt and equity investments.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (8)  Pension and Profit Sharing Plans: (continued)

     In addition to the defined benefit pension plans discussed above, the Company maintains defined contribution profit sharing plans covering substantially all of its employees. Participants must be at least 21 years of age and have completed one year of service and may contribute up to $10,000 of their earnings annually. Effective February 1, 1997 the Company matches 50% of the first 2% and 25% of the second 4% of participants' earnings that are contributed to the plan. From July 1, 1996 through January 31, 1997 the Company matched 25% of the first 4% of participants earnings which were contributed to the plan. For the years ended June 30, 1999, 1998 and 1997, the Company issued 8,394, 4,102 and 3,341 shares of common stock to the plan and recorded expense of $446,000, $187,200, and $132,500, respectively.

     On July 1, 1997, the Company began a qualified 401(k) savings plan (the "Plan") covering certain MMHS employees meeting certain eligibility requirements. The Plan permits each participant to reduce his or her taxable compensation basis by up to 15% and have the amount of such reduction contributed to the Plan. Through December 31, 1998, the Company made a matching contribution of 15% of the first 6% of the compensation deferred by each participant. Effective January 1, 1999, the Plan was amended so that the Company makes a contribution of 25% of the first 6% of the compensation deferred by each participant. Salary reduction contributions are immediately vested in full; matching contributions vest 20% per year over a five year period. During the years ended June 30, 1999 and 1998, the Company made contributions of $309,000 and $162,000, respectively.

(9)  Stock Options:

     The Company has various stock option plans ("Plans") for directors, officers and key employees that provide for non-qualified and incentive stock options. Generally, options granted become exercisable at a rate of 20% on each annual anniversary of the grant. No options may be granted under any of the Plans after July 21, 2008, and all options expire within ten to fifteen years from the date of the grant. Generally, options granted under the Plans have an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. There are 14,003,201 shares reserved for issuance under these Plans.

     In addition to the Plans, the Company has granted options to certain directors, consultants and key employees. At June 30, 1999, there were 906,375 options granted to these individuals. The terms of these grants are similar to the Company's non_qualified stock option plans.

     A summary of the status of the Company's stock option plans for the three-year period ended June 30, 1999 is presented below (shares in thousands):


                                                                                      Years Ended June 30,
                                                        --------------------------------------------------------------------------
                                                                  1998                      1999                      1997
                                                         -----------------------    ---------------------     -------------------
                                                                       Weighted                 Weighted                 Weighted
                                                                        Average                  Average                  Average
                                                                       Exercise                 Exercise                 Exercise
                                                          Shares         Price       Shares       Price        Shares      Price
                                                         --------     ----------    --------   ----------     --------  -----------
Beginning of year ..................................       9,899        $28.23       8,179       $25.43         3,747      $12.52
Granted ............................................       4,996        $48.59       2,716       $38.67         5,122      $34.67
Exercised ..........................................      (1,191)       $12.80        (242)      $16.40          (344)     $ 9.94
Canceled ...........................................      (1,811)       $44.65        (754)      $39.11          (346)     $37.76
                                                          -------                    ------                     ------
End of year.........................................      11,893        $35.35       9,899       $28.23         8,179      $25.43
                                                          ======                     ======                     ======
Exercisable at end of year .........................       3,483(a)                  3,146                      2,379
                                                          ======                     ======                     ======

     a) At July 23, 1999, an additional 675,173 shares of common stock vested upon change in control as a result of the merger discussed in note 1.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (9) Stock Options: (continued)

     The  following  table  summarizes   information  with  respect  to  options
outstanding and options exercisable at June 30, 1999 (shares in thousands):

                                            Options Outstanding                           Options Exercisable
                              -------------------------------------------------      ----------------------------
                                                Weighted            Weighted                         Weighted
Range of Exercise              Options      Average Remaining        Average           Options        Average
Prices (in dollars)           Outstanding   Contractual Life     Exercise Price      Exercisable   Exercise Price
-------------------           ------------  ------------------   ---------------     -----------   ---------------
  $1.25- $21.50                  2,774              6.31              $14.16          2,068           $13.70
 $22.38- $33.75                  2,531              9.95              $31.59            593           $28.92
 $34.80- $50.00                  5,396              9.92              $40.53            783           $37.83
 $50.25- $76.13                    947             10.39              $64.83             39           $53.11
 $78.44- $94.13                    245             12.83              $86.13              -           $ 0.00


CareInsite Stock Option Plans--

     During the year ended June 30, 1999, CareInsite adopted the CareInsite, Inc. 1999 Officer Stock Option Plan (the "Officer Stock Plan") and the CareInsite, Inc. 1999 Employee Stock Option Plan (the "Employee Stock Plan"), collectively the "CareInsite Plans". The maximum number of shares of CareInsite common stock that will be subject to options under the Employee Stock Plan is 4,000,000 and the maximum number of shares of CareInsite common stock that will be subject to options under the Officer Stock Plan is 3,500,000, subject to adjustment in accordance with the terms of the Plans. The options under the CareInsite Plans vest forty percent at the end of a thirty month period following the date of grant, and the remainder will vest in increments of twenty percent at the end of each subsequent twelve-month period, with the options being fully vested sixty-six months from the date of grant. Generally, options granted under the CareInsite Plans have an exercise price equal to 100% of the fair market value of CareInsite's common stock on the date of grant and expire ten years after date of grant. During the year ended June 30, 1999, CareInsite granted options to purchase an aggregate of 4,652,500 shares of its common stock at a weighted average exercise price of $18.00. None of these options were exercisable at June 30, 1999.

     The Company has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for the Company's and CareInsite's option plans had the determination of compensation costs for these plans been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, the Company's net income (loss) and basic and diluted income (loss) per share, on a pro forma basis, would have been as follows (in thousands, except per share data):

                                           Year ended June 30,
                          -----------------------------------------------------
                                    1999              1998              1997
                                   ------            ------            ------
Net income (loss)                  $(3,982)          $9,277           $(25,098)
                                   ========          ======           =========

Basic income (loss) per share      $ (0.12)          $ 0.30           $  (1.10)
                                   ========          ======           =========
Diluted income (loss) per share    $ (0.12)          $ 0.28           $  (1.10)
                                   ========          ======           =========

     The pro forma results indicated above are not intended to be indicative of or a projection of future results.

     The fair value of each Medical Manager option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                                       1999          1998            1997
                                                      ------        ------          ------
   Expected dividend yield . . . . . . . . . .          0%            0%              0%
   Expected volatility   . . . . . . . . . . .       .4105         .3174           .2722
   Risk-free interest rates. . . . . . . . . .        5.7%          6.3%            6.5%
   Expected option lives (years) . . . . . . .     0.5-5.0       0.5-5.0      0.083-1.74
   Weighted average fair  value of options
    granted during the year  . . . . . . . . .    $  20.07      $  15.56        $  10.11


                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (9) Stock Options: (continued)

     The fair value of each CareInsite option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used:
                                                                  June 30,1999
                                                                  ------------
  Expected dividend yield.......................................           0%
  Expected volatility...........................................        .5327
  Risk-free interest rates......................................        5.65%
  Expected option lives (years).................................    .5 - 3.00
  Weighted fair value of options granted during the year........       $ 9.73

 (10) Commitments and Contingencies:

     Leases--

     The Company leases office and warehouse space, equipment and automobiles under various noncancellable operating leases. Certain facilities leased by MMHS are leased under operating leases from entities owned by certain stockholders. These leases expire between the years 2000 and 2001. Rental expense was $7,099,000, $5,742,000, and $2,440,000 for the fiscal years ended June 30, 1999,
1998 and 1997,  respectively,  of which $448,000,  $423,000 and $254,000 for the fiscal years ended June 30, 1999, 1998 and 1997 was paid to these stockholders.

     The minimum aggregate rental commitments under noncancellable leases, excluding renewal options, are as follows (in thousands):

         Years Ending June 30,

         2000................................................        $6,149
         2001................................................         5,354
         2002................................................         4,102
         2003................................................         2,176
         2004................................................         1,625
         Thereafter..........................................         2,736

Legal proceedings--

     In the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on its financial position.

     On February 18, 1999, Merck & Co., Inc. ("Merck") and Merck-Medco Managed Care, L.L.C. ("Merck-Medco") filed a complaint in the Superior Court of New Jersey against the Company, CareInsite, Martin J. Wygod, Chairman of the Company and CareInsite, and three officers and/or directors of the Company, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that the Company, CareInsite and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin the defendants from conducting a healthcare e-commerce business and from soliciting Merck-Medco's customers. The agreements with respect to the Company and Mr. Wygod expired May 24, 1999. Mr. Suthern's, Mr. Mele's and Mr. Holstein's agreements expire in December 1999, March 2000 and September 2002, respectively.

     A hearing was held on March 22, 1999 on an application for preliminary injunction filed by Merck and Merck-Medco. On April 15, 1999, the Superior Court denied this application. The Company believes that Merck's and Merck-Medco's positions in relation to the Company and the individual defendants are without merit and the Company intends to vigorously defend the litigation. However, the outcome of complex litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on the Company's financial condition and results of operations.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Commitments and Contingencies: (continued)

     The Company has recorded $4,300,000 in litigation costs associated with the Merck and Merck-Medco litigation in fiscal year 1999.

     Porex has been named as one of many co-defendants in a number of actions brought by recipients of silicone mammary implants. One of the pending claims is styled as a purported class action. Certain of the actions against Porex have been dismissed or settled by the manufacturer or insurance carriers of Porex without material cost to Porex. The Company believes its insurance coverage provides adequate coverage against liabilities that could arise from actions or claims arising out of Porex's distribution of implants.

     A class action lawsuit was brought against the Company alleging Year 2000 issues regarding The Medical Manager software in versions prior to Version 9.0. Seven additional lawsuits were also brought against the Company, each purporting to sue on behalf of those similarly situated and raising essentially the same issues. In March 1999, the Company entered into an agreement to settle the class action lawsuit, as well as five of the seven other similar cases. The settlement created a settlement class of all purchasers of Version 7 and 8 and upgrades to Version 9 of The Medical Manager software, and released the Company from Year 2000 claims arising out of the sales of these versions of the Company's product. Under the terms of the settlement, Version 8.12, containing the Company's Version of 8.11 software with a Year 2000 patch, will be licensed without a license fee to Version 7 and 8 users who participate in the settlement. In addition, the settlement also provided that participating users who purchased a Version 9 upgrade will have the option to obtain one of four optional modules from the Company without a license fee, or to elect to take a share of a settlement cash fund. The settlement required the Company to make a cash payment of $1.455 million. Pursuant to the settlement, the Company was released from liability due to the Year 2000 non-compliance of Versions 7 and 8 by all users of Versions 7 and 8 except 27 users who opted-out of the class settlement and could potentially still bring lawsuits against the Company.

     The Company has received notice of a lawsuit which was filed against the Company and certain of its officers and directors, among other parties, on October 23, 1998 in the United States District Court for the Middle District of Florida. The lawsuit, styled George Ehlert, et al. vs. Michael A. Singer, et al., purports to bring an action on behalf of the plaintiffs and others similarly situated to recover damages for alleged violations of the federal securities laws and Florida laws arising out of the Company's issuance of allegedly materially false and misleading statements concerning its business operations, including the development and sale of its principal product, during the class period. An amended complaint was served on March 2, 1999. The amended complaint was dismissed on a motion to dismiss but this dismissal is currently being appealed. The lawsuit seeks, among other things, compensatory damages in favor of the plaintiffs and the other purported class members and reasonable costs and expenses. The Company believes that this lawsuit is without merit and intends to vigorously defend against it.

 Indemnification Agreement--

     The Company and CareInsite entered into an indemnification agreement, under the terms of which CareInsite will indemnify and hold harmless the Company, on an after tax basis, with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of the business of CareInsite before or after the Offering. Similarly, the Company will indemnify and hold harmless CareInsite, on an after tax basis, with respect to any and all claims, losses damages, liabilities, costs and expenses that arise from or are based on the operations of the Company other than the business of CareInsite before or after the Offering. With respect to the Merck litigation, this agreement provides that the Company will bear both the actual costs of conducting the litigation and any monetary damages that may be awarded to Merck and Merck-Medco in the litigation. The agreement further provides that any damages awarded to the Company and CareInsite in the litigation will be for the account of the Company. Finally, the agreement provides that the Company shall not be responsible for any losses suffered by CareInsite resulting from any equitable relief obtained by Merck-Medco against CareInsite, including, but not limited to, any lost profits, other losses, damages, liabilities, or costs or expenses arising from such equitable relief.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (11) Quarterly Financial Data (Unaudited):

     The following table summarizes the quarterly financial data for the fiscal years ended June 30, 1999 and 1998 (in thousands, except per share data). Net income per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each period; therefore, the sum of the quarters may not necessarily be equal to the full fiscal year per share amount.

                                                    Income
                                              Before Provision                        Net Income
                                                     for                              Per Share
                                                                                -------------------------
Quarter Ended                   Net Sales       Income Taxes     Net Income      Basic           Diluted
-------------                   ---------     ----------------   ----------     -------         ---------
1999
----
September 30, 1998...........   $ 61,051        $ 11,123        $  6,674        $ 0.21          $ 0.19
December 31, 1998............     65,056           4,960           2,833          0.09            0.08
March 31, 1999...............     66,639           6,394           4,149          0.12            0.11
June 30, 1999................     75,608           7,443           3,957          0.11            0.10

Year Ended June 30, 1999.....   $268,354        $ 29,920        $ 17,613        $ 0.53          $ 0.48


                                                  Income                              Net Income
                                              Before Provision                        Per Share
                                                   for                          -------------------------
Quarter Ended                   Net Sales      Income Taxes      Net Income      Basic           Diluted
-------------                   ---------     ----------------   ----------     -------         ---------
1998
----
September 30, 1997...........   $ 42,664        $  6,848        $  3,978        $ 0.13          $ 0.12
December 31, 1997............     45,614           8,082           4,825          0.16            0.15
March 31, 1998...............     50,197           9,577           5,956          0.19            0.18
June 30, 1998................     55,130          11,657           7,603          0.24            0.22

Year Ended June 30, 1998.....   $193,605        $ 36,164        $ 22,362        $ 0.73          $ 0.67


(12) Fair Value of  Financial Instruments :

     The  following   disclosure  of  the  estimated  fair  value  of  financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of
Financial Instruments." The Company using available market information has determined the estimated fair value amounts. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    At June 30, 1999
                                                    ----------------
                                            Carrying                  Estimated
                                             Amount                  Fair Value
                                            --------                 ----------
                                                     (in thousands)
                                                     --------------

Assets:
     Cash and cash equivalents . . . . .    $ 152,899                $ 152,899
     Marketable securities  . . . . . . .     296,792                  298,037
Liabilities:
     Long-term debt . . . . . . . . . . .     168,996                  204,083


Cash and cash equivalents--

     The carrying amounts of these items are a reasonable estimate of their fair value.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (12) Fair Value of Financial Instruments: (continued)

Marketable securities--

     Marketable securities, consisting of publicly-traded U.S. Treasury Notes and Federal Agency Notes, are valued based on quoted market prices or dealer quotes.

Long-term debt--

     The Convertible Debentures are publicly traded and are valued based on quoted market prices. The carrying amount of all other long-term debt is a reasonable estimate of its fair value.

     The fair value estimates presented herein are based on information available to the Company as of June 30, 1999. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

(13) Supplemental Cash Flow Information (in thousands):

                                                                Years Ended June 30,
                                                        ---------------------------------------
                                                        1999            1998            1997
                                                        ----            ----            ----

Interest paid........................................   $  8,498        $ 8,426         $   248
Income taxes paid....................................      6,764         11,391           1,814
Non-cash dividends...................................          _            129           2,709
Conversion of note receivable into a
 stock investment....................................      2,000              _               _
Issuance of warrants by CareInsite for contract
 with Horizon........................................      6,752              _               _
Issuance of equity and warrants by CareInsite for
 software technology licensed from Cerner............     20,800              _               _
Issuance of warrants by CareInsite for an
 investment in THINC.................................      1,700              _               _


     Additional information with respect to the acquisitions is as follows (in thousands):

                                                                Years Ended June 30,
                                                        ---------------------------------------
                                                        1999            1998            1997
                                                        ----            ----            ----

Net cash paid........................................   $ 48,777        $ 3,750         $10,612
Value of stock issued................................     90,055          7,021          24,488
Liabilities assumed..................................     33,882         12,028          12,437
                                                        --------        -------         -------
Fair value of assets required........................   $172,714        $22,799         $47,537
                                                        ========        =======         =======

(14)   Segment Reporting:

     During fiscal 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Segment Reporting: (continued)

     The Company's operations have been classified into three operating segments, physician practice management information systems ("PPMIS"), plastics and filtration technologies ("PFT") and healthcare electronic commerce ("HEC"). The Company, through MMHS, is a leading provider of comprehensive physician practice management information systems to independent physicians, independent practice associations, management service organizations, physician practice management organizations, management care organizations and other providers of health care services in the United States. The Company, through Porex designs, manufactures and distributes porous and solid plastics components and products used in life sciences, healthcare, industrial and consumer applications. Through its majority owned subsidiary CareInsite, the Company is in the process of developing an Internet-based healthcare electronic commerce, or e-commerce, network that links physicians, payers, suppliers and patients and is developing a comprehensive set of transaction, messaging and content services to the healthcare industry participants.

     The accounting policies of the reportable segments are the same as those described in Note 1 to the consolidated financial statements. The Company evaluates the performance of its operating segments based on pre-tax income. Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands).

                                           Physician
                                           Practice
                                           Management        Plastics        Healthcare      Corporate
                                          Information       Filtration       Electronic         and
                                            Systems        Technologies       Commerce         Other            Total
                                          -----------      ------------      ----------      ---------        ---------
Fiscal 1999
-----------
Net revenues..........................    $ 168,190        $  98,800         $   1,364       $       -        $ 268,354
Cost of revenues......................       86,467           45,708             1,062               -          133,237
Selling, general and administrative...       47,969           18,928             3,327           6,027           76,251
Research and development..............        5,215            2,312            11,253               -           18,780
Litigation costs......................        2,366                -             4,300               -            6,666
                                          ---------        ---------         ---------       ---------        ---------
Earnings before interest, taxes,
 depreciation and amortization........       26,173           31,852           (18,578)         (6,027)          33,420
Depreciation and amortization.........        4,728            8,290             1,695             116           14,829
Interest, net.........................
                                              2,268            1,318               263           7,480           11,329
                                          ---------        ---------         ---------       ---------        ---------
Income/(loss) before income taxes.....    $  23,713        $  24,880         $ (20,010) (a)  $   1,337        $  29,920
                                          =========        =========         =========       =========        =========
Capital expenditures, net.............    $   3,551        $   8,130         $     276       $     250        $  12,207
                                          =========        =========         =========       =========        =========
Total assets..........................    $ 136,249        $ 235,128         $ 179,953       $ 257,502        $ 808,832
                                          =========        =========         =========       =========        =========

                MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Segment Reporting: (continued)

                                          Physician
                                           Practice
                                          Management          Plastics        Healthcare     Corporate
                                          Information        Filtration       Electronic        and
                                            Systems         Technologies       Commerce        Other           Total
                                          ------------      ------------     -----------     ---------       ---------
Fiscal 1998
-----------
Net revenue............................   $ 128,660         $  64,945        $       -       $       -       $ 193,605
Cost of revenues.......................      65,428            29,607                -               -          95,035
Selling, general and administrative....      35,594            12,271            4,573           4,076          56,514
Research and development...............       3,995             1,922            4,159               -          10,076
                                          ---------         ----------       ----------      ----------      ----------
Earnings before interest, taxes
  depreciation and amortization........      23,643            21,145           (8,732)         (4,076)         31,980
Depreciation and amortization..........       2,806             3,716            1,650              92           8,264
Interest, net..........................         495               589               47          11,317          12,448
                                          ---------         ----------       ----------      ----------      ----------
 Income/(loss) before income taxes.....   $  21,332         $  18,018        $ (10,335)      $   7,149       $  36,164
                                          =========         ==========       ==========      ==========      ==========
Capital expenditures, net..............   $   2,932         $   9,819        $   2,097       $     243       $  15,091
                                          =========         ==========       ==========      ==========      ==========
Total assets...........................   $ 113,852         $  69,768        $  10,833       $ 316,325       $ 510,778
                                          =========         ==========       ==========      ==========      ==========
Fiscal 1997
-----------
Net revenue............................   $ 60,028          $  52,885        $       -       $       -       $ 112,913
Cost of revenues.......................     30,282             24,675                -               -          54,957
Selling, general and administrative....     19,922             11,677            2,087           4,117          37,803
Research and development...............      2,672              1,749            7,505               -          11,926
Acquired in-process research and
development............................          -                 -            32,185               -          32,185
                                          ---------         ----------       ----------      ----------      ----------
Earnings before interest, taxes,
  depreciation and amortization........      7,152             14,784          (41,777)         (4,117)        (23,958)
Depreciation and amortization..........        791              2,631              589              74           4,085
Interest, net..........................       (694)               904                9           8,865           9,084
                                          ---------         ----------       ----------      ----------      ----------
Income/(loss) before income taxes......   $  5,667          $  13,057        $ (42,357)      $   4,674       $ (18,959)
                                          =========         ==========       ==========      ==========      ==========
Capital expenditures, net..............   $    418          $   4,948        $   1,023       $      92       $   6,481
                                          =========         ==========       ==========      ==========      ==========
Total assets...........................   $ 17,225          $  55,007        $   3,476       $ 325,856       $ 401,564
                                          =========         ==========       ==========      ==========      ==========

     (a) Includes Minority interest in net loss in CareInsite of $2,788,000 for the year ended June 30, 1999.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Segment Reporting: (continued)


     The following table represents revenues by region based on the location of the use of the product (in thousands):

                                                                                Year Ended June 30,
                                                                --------------------------------------------------
                                                                 1999                  1998                 1997
                                                                ------                ------               ------
United States........................................           $238,226               $174,657            $ 98,846
Europe...............................................             19,073                 13,354              11,440
Asia................................................               7,448                  3,576               2,418
All Other............................................              3,607                  2,018                 209
                                                                --------               --------            --------
                                                                $268,354               $193,605            $112,913
                                                                ========               ========            ========

     For the fiscal years ended June 30, 1999, 1998 and 1997, no customer accounted for more than 10% of the Company's net revenues.

 The following table represent assets by region (in thousands):

                                     1999            1998             1997
                                    ------          ------           ------
United States................      $800,621        $503,150         $395,229
Europe.......................         8,211           7,628            6,335
                                   --------        --------         --------
                                   $808,832        $510,778         $401,564
                                   ========        ========         ========








(15) Subsequent Events (Unaudited):

Definitive Agreement with Healtheon/Web MD Corporation -

     On  February  13,  2000,  the  Company  and  CareInsite  signed  definitive agreements to be acquired by Healtheon/WebMD Corp. Under the terms of the agreement, Healtheon/WebMD will pay 1.65 shares of Healtheon/WebMD common stock for each share of the Company's common stock and 1.3 shares for each share of CareInsite's common stock not owned by the Company. Completion of the acquisitions, which will be accounted for as a purchase transaction, is expected by mid-year, subject to regulatory and shareholder approvals.

THINC Acquisition -

     In January 2000, CareInsite acquired the remaining 80% equity interest in The Health Information Network Connection ("THINC") owned by Empire Blue Cross and Blue Shield, Group Health Incorporated, HIP Health Plans and Greater New York Hospital Association ("THINC's founding members") in a stock transaction valued at approximately $45,000,000. The acquisition will be accounted for using the purchase method of accounting. Concurrently with the acquisition, warrants to purchase an aggregate 3,247,294 shares of CareInsite's common stock, which represented the THINC founding members' interest in the warrants issued by CareInsite to THINC in January 1999, were distributed to the THINC founding members. Immediately following this transaction the THINC founding members exercised their warrants in full. All shares including those issued upon the exercise of the warrants are subject to certain restrictions on transfer. Simultaneously, CareInsite acquired Cerner Corporation's ("Cerner") 2% non-voting ownership interest in THINC for a note payable of $2,735,000. As a result of the exercise by the THINC founding members of their warrants, Cerner has a warrant to purchase 806,756 shares of CareInsite common stock at an exercise price of $4.00 per share.

                  MEDICAL MANAGER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Subsequent Events (Unaudited): (continued)

        Subordinated Debentures -

     On January 31, 2000, the Company called for redemption on February 15, 2000, the entire $159,388,000 aggregate principal amount of its outstanding 5% Convertible Subordinated Debentures due 2007 ("Debentures"). As an alternative to redemption, the outstanding Debentures were convertible into the Company's common stock at the rate of approximately 16.667 shares of common stock per $1,000 principal amount of Debentures, with cash to be paid in lieu of any fractional shares, for Debentures surrendered on or prior to February 14, 2000. $159,114,000 aggregate principal amount of the Debentures were surrendered to the Company for conversion into 2,651,828 shares of the Company's common stock. The remaining $274,000 aggregate principal amount of Debentures were redeemed at a redemption price of $1,053.57 per $1,000 principal amount of Debentures including accrued interest.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MEDICAL MANAGER CORPORATION



                                   /s/ James R. Love
                                   --------------------------------------------
                                   James R. Love
                                   Executive Vice President - Finance and
                                   Administration and Chief Financial Officer



                                   /s/ Kirk G. Layman
                                   --------------------------------------------
                                   Kirk G. Layman
                                   Senior Vice President - Finance
                                   and Chief Accounting Officer



Dated:  March 23, 2000